Exhibit 99
PFIZER REPORTS THIRD-QUARTER 2020 RESULTS
▪Third-Quarter 2020 Revenues of $12.1 Billion; Reported Diluted EPS(1) of $0.39, Adjusted Diluted EPS(2) of $0.72
–4% Operational Growth from Biopharma, Primarily Driven by the Ongoing Strong Performance of Vyndaqel/Vyndamax, Growth from our Leading Portfolio of Biosimilars, as Well as Continued Strength from Key Brands Including Eliquis, Ibrance, Xeljanz, Inlyta and Xtandi
▪Updated and Tightened Ranges for Certain Components of Total Company(3) 2020 Financial Guidance, Including a Slight Increase to the Midpoint of Adjusted Diluted EPS(2) Guidance Range
▪Reaffirmed All 2020 Financial Guidance Components for New Pfizer(4) and Upjohn(5) and the Projected Revenue CAGR of At Least 6% for New Pfizer(4) Through 2025
▪COVID Vaccine Phase 2/3 Clinical Trial has Enrolled More Than 42,000 Participants, with Nearly 36,000 Having Received their Second Vaccination, as of October 26
▪Continue to Expect to Close the Upjohn Transaction with Mylan N.V. (Mylan) in the Fourth Quarter of 2020
NEW YORK, NY, Tuesday, October 27, 2020 – Pfizer Inc. (NYSE: PFE) reported financial results for third-quarter 2020 and updated and tightened certain components of Total Company(3) 2020 financial guidance, which continues to reflect actual and anticipated business impacts from the novel coronavirus disease of 2019 (COVID-19) pandemic.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated, “As we enter the final stretch of what has been a historically challenging year for the world, I could not be more proud of the extraordinary effort, dedication and resolve shown by Pfizer colleagues to address the COVID-19 pandemic with unprecedented speed, while never compromising on their commitment to the patient-centered, science-driven standards that guide everything we do. I am more confident than ever in Pfizer’s future as we transition to a smaller, more agile, science-based pharmaceutical company with what we believe is an industry-leading innovative pipeline, a portion of which we were pleased to highlight at our recent investor day event.”
Frank D’Amelio, Chief Financial Officer and Executive Vice President, Global Supply, stated: “I am pleased with our performance so far this year, including our ability to maintain a steady supply of medicines to the patients who rely on them around the world during these uniquely challenging times. In the first nine months of the year, our Biopharma business grew 7% operationally, despite a COVID-19-related negative impact of approximately 2%, driven by the strong performance of many of our key brands. This performance adds to our confidence in our ability to achieve our expectation of at least a 6% compound annual revenue growth rate through 2025 for New Pfizer(4).”
Results for the third quarter and the first nine months of 2020 and 2019(6) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2020	2019	Change	2020	2019	Change
Revenues	$ 12,131	$ 12,680	(4%)	$ 35,961	$ 39,062	(8%)
Reported Net Income(1)	2,194	7,680	(71%)	9,022	16,609	(46%)
Reported Diluted EPS(1)	0.39	1.36	(71%)	1.60	2.92	(45%)
Adjusted Income(2)	4,071	4,214	(3%)	12,989	13,625	(5%)
Adjusted Diluted EPS(2)	0.72	0.75	(3%)	2.31	2.39	(4%)

REVENUES

($ in millions)	Third-Quarter				Nine Months
	2020	2019	% Change		2020	2019	% Change
			Total	Oper.			Total	Oper.
Biopharma	$ 10,215	$ 9,952	3%	4%	$ 30,017	$ 28,429	6%	7%
Upjohn	1,916	2,351	(18%)	(18%)	5,944	8,535	(30%)	(29%)
Consumer Healthcare(7)	—	377	(100%)	(100%)	—	2,098	(100%)	(100%)
Total Company	$ 12,131	$ 12,680	(4%)	(4%)	$ 35,961	$ 39,062	(8%)	(7%)

Beginning in 2020, Upjohn began managing Pfizer’s Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (Mylan-Japan). To facilitate comparison across periods, revenues and expenses associated with Meridian and Mylan-Japan are reported in Pfizer’s Upjohn business in all periods presented.
Acquisitions and other business development activities completed in 2019 and in the first nine months of 2020 impacted financial results in the periods presented(7). Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(8).
2020 FINANCIAL GUIDANCE(9)
Financial guidance reflects management’s current expectations for operational performance, foreign exchange rates as well as various COVID-19-related uncertainties, primarily those related to the severity, duration and global macroeconomic impact of the pandemic.
Key guidance assumptions regarding these uncertainties broadly reflect an ongoing, gradual global recovery from the macroeconomic and healthcare impacts of the COVID-19 pandemic. These assumptions are guided by the trajectory of the pandemic’s impact on Pfizer’s business to date, which was less severe at its peak than originally anticipated, but is recovering at a somewhat slower pace than originally expected. Current guidance continues to assume no revenue contributions from a potential COVID-19 vaccine.
Pfizer updated and tightened the ranges for certain components of Total Company(3) 2020 financial guidance, including a slight increase to the midpoint of the Adjusted Diluted EPS(2) guidance range, and reaffirmed all 2020 financial guidance components for New Pfizer(4) and Upjohn(5). Updated 2020 financial guidance for Total Company(3) is presented below.

Revenues	$48.8 to $49.5 billion
(previously $48.6 to $50.6 billion)
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.2% to 20.7%
(previously 19.5% to 20.5%)
Adjusted SI&A Expenses(2)	$11.5 to $12.0 billion
(previously $11.5 to $12.5 billion)
Adjusted R&D Expenses(2)	$8.8 to $9.1 billion
(previously $8.6 to $9.0 billion)
Adjusted Other (Income)/Deductions(2)	Approximately $1.0 billion of income
(previously approximately $800 million of income)
Effective Tax Rate on Adjusted Income(2)	Approximately 15.0%
Adjusted Diluted EPS(2)	$2.88 to $2.93
(previously $2.85 to $2.95)

Financial guidance for Adjusted diluted EPS(2) continues to assume no share repurchases in 2020.
2020 Financial Guidance for New Pfizer(4)
Pfizer’s reaffirmed 2020 financial guidance for New Pfizer(4) is presented below. New Pfizer(4) financial guidance reflects the Biopharma business as it is presently being managed and assumes the pending Upjohn combination with Mylan was completed at the beginning of 2020.

Revenues	$40.8 to $42.4 billion
Adjusted IBT Margin(10)	Approximately 37.0%
Adjusted Diluted EPS(2)	$2.28 to $2.38
Operating Cash Flow	$10.0 to $11.0 billion

2020 Financial Guidance for Upjohn(5)
Pfizer’s reaffirmed 2020 financial guidance for Upjohn(5) is presented below. Upjohn(5) financial guidance reflects a full-year 2020 contribution from the Upjohn business as it is presently being managed.

Revenues	$8.0 to $8.5 billion
Adjusted EBITDA(11)	$3.8 to $4.2 billion

CAPITAL ALLOCATION
▪During the first nine months of 2020, Pfizer paid $6.3 billion of dividends, composed of dividends of $0.38 per share of common stock in each of the first, second and third quarters of 2020.
▪No share repurchases have been completed to date in 2020. As of October 27, 2020, Pfizer’s remaining share repurchase authorization was $5.3 billion. No share repurchases are currently planned in 2020.
▪Third-quarter 2020 diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS was 5,633 million shares, a reduction of 16 million shares compared to the prior-year quarter primarily due to Pfizer’s share repurchase program, reflecting the impact of share repurchases during 2019, partially offset by shares issued for employee compensation programs.
QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2020 vs. Third-Quarter 2019)
Third-quarter 2020 revenues totaled $12.1 billion, a decrease of $549 million, or 4%, compared to the prior-year quarter, reflecting an operational decline of $444 million, or 4%, as well as the unfavorable impact of foreign exchange of $104 million, or 1%. Excluding the impact of Consumer Healthcare(7), revenues declined 1% operationally compared to the prior-year quarter.
Impact of COVID-19 on Third-Quarter 2020 Revenues
Third-quarter 2020 revenues included an estimated unfavorable impact of approximately $500 million, or 4%, due to COVID-19, primarily driven by lower demand for certain products in China and unfavorable disruptions to wellness visits for patients in the U.S., which negatively impacted prescribing patterns for certain products, partially offset by increased adult uptake for Prevenar 13 in certain international markets resulting from greater vaccine awareness for respiratory illnesses, as well as the recovery of a portion of the missed doses of Prevnar 13 in the U.S. from second-quarter 2020.

Biopharma Revenue Highlights
Third-quarter 2020 Biopharma revenues totaled $10.2 billion, up 4% operationally, primarily driven by:
▪Vyndaqel/Vyndamax global revenues of $351 million, up 125% operationally, driven by:
–101% growth in the U.S., driven by the launches of Vyndaqel in May 2019 and Vyndamax in September 2019 for the treatment of transthyretin amyloid cardiomyopathy (ATTR-CM); and
–150% operational growth in international markets, primarily driven by the March 2019 launch of the ATTR-CM indication in Japan and the February 2020 approval of the ATTR-CM indication in the European Union (EU);
▪Biosimilars global revenues of $424 million, up 80% operationally, primarily driven by recent oncology biosimilar launches of Ruxience (rituximab), Zirabev (bevacizumab) and Trazimera (trastuzumab) in the U.S. and other global markets, as well as continued growth from Retacrit (epoetin zeta), primarily in the U.S.;
▪Eliquis globally, up 9% operationally, primarily driven by continued increased adoption in non-valvular atrial fibrillation as well as oral anti-coagulant market share gains. In the U.S., strong volume growth was partially offset by a lower net price due to an increased impact from the Medicare “coverage gap” and unfavorable channel mix;
▪Prevenar 13 internationally, up 14% operationally, primarily reflecting continued strong pediatric uptake in China, as well as increased adult uptake in certain international markets resulting from greater vaccine awareness for respiratory illnesses, including specifically pneumococcal disease, due to the COVID-19 pandemic;
▪Ibrance in the U.S., up 9%, primarily driven by increased cyclin-dependent kinase (CDK) class penetration and Ibrance’s continued CDK market share leadership in metastatic breast cancer;
▪Xeljanz globally, up 10% operationally, primarily driven by:
–6% growth in the U.S., reflecting higher volumes within the rheumatoid arthritis (RA) and psoriatic arthritis (PsA) indications driven by continued improvements in formulary access, partially offset by increased discounts from recently-signed contracts which were entered into in order to unlock access to additional patient lives; and
–23% operational growth in international markets, primarily reflecting continued uptake in the RA indication and, to a lesser extent, the ulcerative colitis (UC) indication in certain developed markets;

▪Inlyta globally, up 41% operationally, primarily reflecting increased demand in the U.S. and certain developed international markets following the approvals in 2019 for combinations of certain immune checkpoint inhibitors and Inlyta for the first-line treatment of patients with advanced renal cell carcinoma; and
▪Xtandi in the U.S., up 18%, primarily driven by continued strong demand in the metastatic and non-metastatic castration-resistant prostate cancer indications, as well as the metastatic castration-sensitive prostate cancer indication, which was approved in the U.S. in December 2019, partially offset primarily by lower revenues for:
▪Prevnar 13 in the U.S., down 14%, primarily reflecting the unfavorable impact of timing associated with government purchases for the pediatric indication and the impact of the revised Advisory Committee on Immunization Practices (ACIP) recommendation for the adult indication to shared clinical decision making, which was published by the Centers for Disease Control and Prevention (CDC) in the Morbidity and Mortality Weekly Report in the fourth quarter of 2019, partially offset by the recovery of a portion of the missed doses from second-quarter 2020 resulting from COVID-19;
▪Enbrel internationally, down 21% operationally, primarily reflecting continued biosimilar competition in most developed Europe markets as well as in Japan and Brazil;
▪the Hospital business in emerging markets, down 11% operationally, primarily driven by lower demand for certain anti-infective products in China due to lower infection rates driven by fewer elective surgical procedures, shorter in-patient hospital stays and improved infection control compared to the prior-year quarter;
▪Ibrance in developed Europe, down 17% operationally, primarily reflecting continued strong volume growth, more than offset by pricing pressures in certain developed Europe markets; and
▪Chantix in the U.S., down 19%, primarily reflecting expected lower demand resulting from reduced doctor visits, including wellness visits when Chantix is typically prescribed, due to COVID-19.
Upjohn Revenue Highlights
Third-quarter 2020 Upjohn revenues totaled $1.9 billion, down 18% operationally, primarily driven by the following negative drivers, each of which was expected:
▪Significant volume declines for Lyrica in the U.S. due to multi-source generic competition that began in July 2019;

▪Lower revenues for Lipitor and Norvasc in China due to the impact of the volume-based procurement (VBP) program which was initially implemented in March 2019 and expanded nationwide in December 2019; and
▪Lower volume for Celebrex in Japan, resulting from generic competition which began in June 2020.
GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions)	Third-Quarter				Nine Months
	2020	2019	% Change		2020	2019	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(1)	$ 2,529	$ 2,602	(3%)	(4%)	$ 7,188	$ 7,611	(6%)	(4%)
Percent of Revenues	20.8%	20.5%	N/A	N/A	20.0%	19.5%	N/A	N/A
SI&A Expenses(1)	3,016	3,260	(7%)	(7%)	8,919	10,110	(12%)	(11%)
R&D Expenses(1)	2,360	2,283	3%	3%	6,216	5,827	7%	7%
Total	$ 7,905	$ 8,145	(3%)	(3%)	$ 22,322	$ 23,548	(5%)	(4%)

Other (Income)/Deductions––net(1)	$1,148	$319	*	*	$507	$537	(6%)	(48%)
Effective Tax Rate on Reported Income(1)	(1.2%)	28.4%			9.7%	13.4%

* Indicates calculation not meaningful.
Third-quarter 2020 Cost of Sales(1) as a percentage of revenues increased compared with the prior-year quarter, primarily due to unfavorable changes in product mix driven by declines in sales of Lyrica, Lipitor, Celebrex and Norvasc within our Upjohn business, as well as incremental costs incurred in response to COVID-19, partially offset by lower inventory write-offs.
SI&A Expenses(1) decreased in third-quarter 2020 compared with the prior-year quarter, primarily driven by the impact of the July 31, 2019 completion of the Consumer Healthcare joint venture transaction with GSK(7) (Consumer Healthcare JV) and a reduction in spending associated with corporate enabling functions, as well as lower spending on sales and marketing activities due to the impact of the COVID-19 pandemic.
Third-quarter 2020 R&D Expenses(1) increased compared with the prior-year quarter, which primarily reflects, among other things, higher spending on Pfizer’s efforts to develop potential vaccines and therapeutics to help prevent and treat COVID-19, partially offset by the non-recurrence of an upfront payment associated with the acquisition of Therachon Holding AG in July 2019.

Pfizer recorded higher other deductions––net(1) in third-quarter 2020 compared with the prior-year quarter, primarily driven by a $900 million asset impairment charge recorded in third-quarter 2020 related to in-process R&D acquired in connection with Pfizer’s 2019 acquisition of Array BioPharma Inc., partially offset by income from the Consumer Healthcare JV(7).
Pfizer’s effective tax rate on Reported income(1) for third-quarter 2020 compared to the prior-year quarter was favorably impacted primarily by the non-recurrence of the tax expense recorded in third-quarter 2019 on the gain related to the completion of the Consumer Healthcare JV(7) as well as a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.
Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions)	Third-Quarter				Nine Months
	2020	2019	% Change		2020	2019	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 2,502	$ 2,459	2%	1%	$ 7,088	$ 7,430	(5%)	(3%)
Percent of Revenues	20.6%	19.4%	N/A	N/A	19.7%	19.0%	N/A	N/A
Adjusted SI&A Expenses(2)	2,869	3,196	(10%)	(10%)	8,421	9,971	(16%)	(15%)
Adjusted R&D Expenses(2)	2,354	1,940	21%	21%	5,976	5,458	9%	10%
Total	$ 7,724	$ 7,595	2%	2%	$ 21,485	$ 22,859	(6%)	(5%)

Adjusted Other (Income)/Deductions––net(2)	($351)	$32	*	*	($898)	($203)	*	*
Effective Tax Rate on Adjusted Income(2)	12.9%	15.3%			14.1%	15.8%

* Indicates calculation not meaningful.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since July 28, 2020)
Product Developments
▪Daurismo (glasdegib) -- Pfizer announced today that it has stopped the Intensive cohort of the Phase 3 BRIGHT AML 1019 trial evaluating Daurismo in combination with cytarabine and daunorubicin in adults with previously untreated acute myeloid leukemia (AML). The results of an interim analysis reviewed by an independent Data Monitoring Committee (DMC) showed the trial was unlikely to achieve statistical significance in the primary endpoint of overall survival. No new safety signals were observed. Results from the trial are currently being analyzed and will be shared with the scientific community at a later date. The results from the BRIGHT AML 1019 trial do not impact the approved indication for Daurismo in combination with low-dose cytarabine for the treatment of newly diagnosed AML in the U.S., EU and Canada. Pfizer has notified health authorities and trial investigators of the interim findings and the decision to discontinue the trial.
▪Ibrance (palbociclib) -- In October 2020, the German Breast Group and Pfizer announced that the collaborative Phase 3 PENELOPE-B trial did not meet the primary endpoint of improved invasive disease-free survival in women with hormone receptor-positive (HR+), human epidermal growth factor-negative (HER2-) early breast cancer who have residual invasive disease after completing neoadjuvant chemotherapy. No unexpected safety signals were observed. Detailed findings from PENELOPE-B will be presented at an upcoming medical congress.
▪Lorbrena (lorlatinib) -- In August 2020, Pfizer announced that the Phase 3 CROWN study of lorlatinib in people with previously untreated advanced anaplastic lymphoma kinase (ALK)-positive non-small cell lung cancer met its primary endpoint by demonstrating significantly improved progression-free survival, as compared to Xalkori (crizotinib). The results were reviewed by an independent DMC at a planned interim analysis. The safety profile for lorlatinib and crizotinib were consistent with what has been previously seen in clinical trials. The results from CROWN were presented at the European Society for Medical Oncology Presidential Symposium in September 2020, and the data are submitted for regulatory review under the Food and Drug Administration (FDA)’s Real Time Oncology Review pilot project.
▪Xalkori (crizotinib) -- In September 2020, Pfizer announced that the FDA has accepted and granted priority review to a sNDA for Xalkori for the treatment of pediatric patients with relapsed or refractory systemic anaplastic large cell lymphoma that is ALK-positive. If approved, Xalkori would be the first biomarker-driven therapy for this type of pediatric lymphoma. The Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA is January 2021.
▪Xeljanz (tofacitinib) -- In September 2020, Pfizer announced that the FDA approved Xeljanz for the treatment of children and adolescents 2 years and older with active polyarticular course juvenile idiopathic arthritis (pcJIA). This approval makes Xeljanz the first and only Janus kinase (JAK) inhibitor approved in the U.S. for the treatment of pcJIA.
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪BNT162 COVID-19 Vaccine Development Program
–Clinical Updates
•In September 2020, Pfizer and BioNTech SE (BioNTech) expanded the enrollment of their Phase 3 COVID-19 vaccine trial to up to approximately 44,000 participants from the initial target of up to 30,000 participants. The expansion allows the companies to further increase trial population diversity, and include adolescents as young as 16 years of age and people with chronic, stable human immunodeficiency virus (HIV), Hepatitis C, or Hepatitis B infection, as well as provide additional safety and efficacy data. Additionally, in October 2020, Pfizer and BioNTech received permission from the FDA to enroll adolescents as young as 12 years of age.
•In August 2020, Pfizer and BioNTech shared additional safety and immunogenicity data from the U.S. Phase 1 trial for the BNT162b2 vaccine candidate. At 7 days after a second dose of 30μg, BNT162b2 elicited SARS-CoV-2-neutralizing geometric mean titers (GMTs) in younger adults (18-55 years of age) that were 3.8 times the GMT of a panel of 38 sera of SARS-CoV-2 convalescent patients, and in older adults (65-85 years of age) the vaccine candidate elicited a neutralizing GMT 1.6 times the GMT of the same panel, demonstrating strong immunogenicity in both younger and older adults. Further, across all populations, BNT162b2 administration was well tolerated with mild to moderate fever in fewer than 20% of the participants.
–Commercial Updates
•In September 2020, Pfizer and BioNTech announced that they had concluded exploratory talks with the European Commission (EC) for a proposed supply of 200 million doses of their investigational BNT162 mRNA-based vaccine candidate against SARS-CoV-2 to EU Member States, with an option for an additional 100 million doses. Deliveries would begin by the end of 2020, subject to clinical success and regulatory authorization. The companies are currently in tender negotiations with the EC.
•In August 2020, Pfizer and BioNTech announced an agreement with the Government of Canada to supply their BNT162 mRNA-based vaccine candidate against SARS-CoV-2, subject to clinical success and Health Canada approval. Deliveries of the vaccine candidate are planned for over the course of 2021. Financial details of the agreement were not disclosed, but the terms were based on the timing of delivery and the volume of doses.
•In July 2020, Pfizer and BioNTech announced an agreement with the Ministry of Health, Labour and Welfare in Japan to supply 120 million doses of BNT162 mRNA-based vaccine candidate against SARS-CoV-2, subject to clinical success and regulatory approval. Deliveries of the vaccine candidate are planned for the first half of 2021. Financial details of the agreement were not disclosed, but the terms were based on the timing of delivery and the volume of doses.

•In addition to the agreements cited above, supply agreements for pre-specified numbers of doses of BNT162 have been signed with multiple other developed and emerging nations around the world, subject to clinical and regulatory success.
–Regulatory Updates
•In October 2020, Pfizer and BioNTech announced the initiation of a rolling submission to the European Medicines Agency (EMA) for BNT162b2. The EMA’s decision to start a rolling review follows the encouraging preliminary results from pre-clinical and early clinical studies in adults, which suggest that BNT162b2 triggers the production of neutralizing antibodies and TH-1 dominant CD4+ and CD8+ T cells that target SARS-CoV-2. BioNTech and Pfizer plan to work with the EMA’s Committee for Medicinal Products for Human Use to complete the rolling review process to facilitate the final Marketing Authorization Application.
•In October 2020, Pfizer Canada and BioNTech announced the initiation of a rolling submission to Health Canada for BNT162b2. The rolling submission has been accepted under the Minister of Health's Interim Order allowing companies to submit safety and efficacy data and information as they become available. Often referred to as a rolling review, this allows Health Canada to start its review right away, as information continues to come in, to accelerate the overall review process.
•In September 2020, the CEOs of Pfizer, BioNTech and seven other biopharmaceutical companies signed a pledge outlining a united commitment to uphold the integrity of the scientific process as they work toward potential global regulatory filings and approvals of the first COVID-19 vaccines.
▪Giroctocogene fitelparvovec (SB-525 or PF-07055480) -- In October 2020, Pfizer and Sangamo Therapeutics, Inc. announced that the first participant has been dosed in the Phase 3 AFFINE study of giroctocogene fitelparvovec, an investigational gene therapy for moderately severe to severe hemophilia A patients. The primary endpoint in the AFFINE study is impact on annual bleed rate (ABR) through 12 months following treatment with giroctocogene fitelparvovec, compared to ABR on Factor VIII replacement therapy collected in the Phase 3 lead-in study period. Participants will be analyzed throughout the 5-year study period following the single infusion to further assess the durability and efficacy.
▪PF-06482077 (20-Valent Pneumococcal Conjugate Vaccine candidate)
–Phase 3 Pivotal Adult Trial
•In October 2020, Pfizer presented the full analysis from a Phase 3 study which evaluated the safety and immunogenicity of its 20-valent pneumococcal conjugate vaccine (20vPnC) candidate in adults 18 years of age or older not previously vaccinated against pneumococcal disease. In the study, researchers found that all 20 vaccine serotypes induced robust responses across three age cohorts (≥60 years, 50-59 years, 18-49 years).
•For the primary immunogenicity objectives in adults ages 60 years or older, the ratio of serotype-specific OPA geometric mean titers (GMTs) responses one month after vaccination were noninferior for all the serotypes in common with licensed Prevnar 13 and six of the seven additional serotypes when compared to a licensed pneumococcal polysaccharide vaccine (PPSV23). One of the new seven serotypes (serotype 8) missed the noninferiority lower bound criteria of >0.5 by a small margin (0.55 [0.49, 0.62]) but showed immune responses in other immunological parameters, including fold-rises in OPA titers, proportions of subjects with ≥4-fold rise in OPA titers and proportions of subjects with OPA titer ≥ lower limit of quantification after vaccination.
•For the primary safety analysis, the frequency of adverse events among participants within 1 month after receiving 20vPnC was generally similar to participants receiving Prevnar 13.
–Phase 2 Proof-of-Concept Infant Trial
•In October 2020, Pfizer presented results from a Phase 2 study in infants ages 42 to 98 days randomized (1:1) to receive either 20vPnC or Prevnar 13 at 2, 4, and 6 months of age (infant series Doses 1 through 3) and 12 months of age (Dose 4). Overall, the safety profile of a four-dose schedule of 20vPnC was consistent with Prevnar 13 given in the same schedule.
•In the study, 20vPnC elicited pneumococcal immune responses to all 20 serotypes one month after Dose 3, as measured by both the percentages of participants with prespecified serotype-specific IgG concentrations and IgG Geometric Means Concentrations (GMCs). Booster responses were observed for all serotypes after Dose 4 when comparing the serotype-specific IgG GMCs from one month after Dose 4 to responses both 1 month after Dose 3 and before Dose 4 indicating the induction of immunological memory. 20vPnC elicited functional antibody responses to all 20 serotypes at one month after Dose 3 and one month after Dose 4, as measured by OPA GMTs. Boosting of OPA responses was also observed for all serotypes after Dose 4 consistent with the trend observed with IgG responses.
▪PF-06939926 (Duchenne muscular dystrophy (DMD) gene therapy) -- In October 2020, Pfizer announced that its investigational gene therapy candidate (PF-06939926) being developed to treat DMD received Fast Track designation from the FDA. Fast Track is a process designed to facilitate the development, and expedite the review, of new drugs that are intended to treat or prevent serious conditions that have the potential to address an unmet medical need.

▪Somatrogon (MOD-4023) -- In October 2020, Pfizer and OPKO Health Inc. announced that the Phase 3, randomized, multicenter, open-label, crossover study evaluating somatrogon dosed once-weekly in children 3 to <18 years of age with growth hormone deficiency, met its primary endpoint of improved treatment burden compared to Genotropin (somatropin) for injection administered once-daily.
▪Tanezumab (PF-04383119) -- Pfizer and Eli Lilly and Company (Lilly) have been informed by the FDA that the agency intends to hold an Advisory Committee meeting, likely around March 2021, to discuss the tanezumab application. As a result, the FDA’s review will extend past the current December 2020 PDUFA date. The FDA has not provided a new PDUFA date. The FDA communicated that its review of the application is ongoing and has not requested any new clinical or pre-clinical studies to be completed at this time. Pfizer and Lilly will continue to work with the FDA as it completes its review of the application. Tanezumab 2.5 mg administered subcutaneously is being evaluated for the treatment of adult patients with chronic pain due to moderate-to-severe osteoarthritis for whom the use of other analgesics is ineffective or inappropriate. If approved, tanezumab would be a first-in-class, non-opioid treatment option for these patients.
Corporate Developments
▪In September 2020, Pfizer announced a strategic collaboration between certain of its subsidiaries and CStone Pharmaceuticals (CStone) to address oncological needs in China. The collaboration encompasses a $200 million upfront equity investment by Pfizer in CStone, a collaboration between the companies for the development and commercialization of CStone’s sugemalimab (CS1001, PD-L1 antibody) in mainland China, and a framework between the companies to bring additional oncology assets to the Greater China market. The transaction closed in October 2020.
▪In September 2020, Pfizer held a two-day Investor Day event, its first in more than 12 years, highlighting 27 of its key pipeline programs, including assets that could potentially contribute revenue by 2025 and others in the 2026-2028 time frame.
▪In August 2020, Pfizer announced a multi-year agreement with Gilead Science, Inc. (Gilead) to manufacture and supply Gilead’s investigational antiviral remdesivir, as one of multiple external manufacturing organizations supporting efforts to scale up supply of the investigational treatment for COVID-19. Under the terms of the agreement, Pfizer will provide contract manufacturing services at Pfizer’s McPherson, Kansas facility to manufacture and supply remdesivir for Gilead. This agreement further demonstrates Pfizer’s ongoing commitment to its five-point plan to battle COVID-19, announced in March 2020, which includes offering its manufacturing capabilities to help rapidly scale and deploy approved therapies or vaccines around the world.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income and its components are defined as net income attributable to Pfizer Inc. and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(2)Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2019 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and first nine months of 2020 and 2019. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.
(3)Financial guidance for Total Company reflects a full-year 2020 contribution from Biopharma and Upjohn, the current construct of the company, and excludes any impact from the pending Upjohn combination with Mylan. In addition, Total Company 2020 financial guidance reflects the following:
▪Does not assume the completion of any business development transactions not completed as of September 27, 2020, including any one-time upfront payments associated with such transactions.
▪Includes Pfizer’s pro rata share of the Consumer Healthcare JV(7) anticipated earnings, which is recorded in Adjusted other (income)/deductions(2) on a one-quarter lag.

▪Reflects an anticipated negative revenue impact of $2.4 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.
▪Exchange rates assumed are a blend of actual exchange rates in effect through third-quarter 2020 and mid-October 2020 rates for the remainder of the year. Financial guidance reflects the anticipated unfavorable impact of approximately $0.5 billion on revenues and approximately $0.04 on Adjusted diluted EPS(2) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2019.
▪Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 5.6 billion shares, which assumes no share repurchases in 2020.
(4)New Pfizer reflects contributions from the Biopharma business as it is presently being managed, which excludes contributions from Pfizer’s Meridian subsidiary and the Pfizer-Mylan strategic collaboration in Japan (Mylan-Japan). Pfizer’s Meridian subsidiary and Mylan-Japan were managed by Pfizer’s Biopharma business in 2019 but were moved to Upjohn in 2020. Financial guidance for New Pfizer also includes the full-year effect of the following items that assume the Upjohn combination with Mylan was completed at the beginning of 2020:
▪$12 billion of net proceeds from Upjohn to be retained by Pfizer, which Pfizer will use to repay its own existing indebtedness; and
▪other transaction-related items, such as income from transition services agreements between Pfizer and Viatris, the new company to be formed by the planned combination of Mylan and Upjohn.
2020 financial guidance for New Pfizer Adjusted IBT Margin(10) and Adjusted diluted EPS(2) reflects Pfizer’s share of the earnings generated by the GSK Consumer Healthcare joint venture(7) in the fourth quarter of 2019 and in the first and second quarters of 2020 (recorded by Pfizer in the first nine months of 2020), as well as Pfizer’s share of the joint venture’s projected earnings during the third quarter of 2020 (to be recorded by Pfizer in the fourth quarter of 2020).
Financial guidance for New Pfizer operating cash flow includes a $1.25 billion voluntary contribution to the U.S. qualified pension plans, which was made in third-quarter 2020.
(5)Financial guidance for Upjohn reflects a full-year 2020 contribution from the Upjohn business as it is presently being managed, which includes contributions from Pfizer’s Meridian subsidiary and the Pfizer-Mylan strategic collaboration in Japan (Mylan-Japan). Pfizer’s Meridian subsidiary and Mylan-Japan were managed by Pfizer’s Biopharma business in 2019 but were moved to Upjohn in 2020.

(6)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s third quarter and first nine months for U.S. subsidiaries reflects the three and nine months ending on September 27, 2020 and September 29, 2019 while Pfizer’s third quarter and first nine months for subsidiaries operating outside the U.S. reflects the three and nine months ending on August 23, 2020 and August 25, 2019.
(7)The following acquisitions and other business development activity impacted financial results for the periods presented:
▪On June 8, 2020, Valneva SE (Valneva) announced that the antitrust-related condition precedent was met and, consequently, the agreement between Valneva and Pfizer that was previously announced in April 2020 became effective. Under the terms of the agreement, the companies will co-develop and commercialize Valneva’s Lyme disease vaccine candidate VLA15, which is currently in Phase 2 clinical studies. In connection with the agreement, Pfizer paid Valneva an upfront cash payment of $130 million in second-quarter 2020.
▪On April 9, 2020, Pfizer signed a global agreement with BioNTech to co-develop a potential first-in-class, mRNA-based coronavirus vaccine program, BNT162, aimed at preventing COVID-19 infection. In connection with the agreement, Pfizer paid BioNTech an upfront cash payment of $72 million in second-quarter 2020. Pfizer also made an equity investment of $113 million in BioNTech common stock. Pfizer made an additional investment of $50 million in common stock of BioNTech as part of an underwritten equity offering by BioNTech, which closed in July 2020.
▪On July 31, 2019, Pfizer and GlaxoSmithKline plc (GSK) completed a transaction that combined the two companies’ respective consumer healthcare businesses into a joint venture (JV), operating under the GSK Consumer Healthcare name. In exchange for contributing its Consumer Healthcare business to the JV, Pfizer received a 32% equity stake in the JV and GSK owns the remaining 68% of the JV. Upon the closing of the transaction, Pfizer deconsolidated its Consumer Healthcare business and began recording its share of earnings from the Consumer Healthcare JV on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, Pfizer recorded its share of the JV’s earnings generated in second-quarter 2020 in its third-quarter 2020 operating results. Likewise, Pfizer recorded its share of the JV’s earnings generated in fourth-quarter 2019, first-quarter 2020 and second-quarter 2020 in its operating results for the first nine months of 2020.
▪On July 30, 2019, Pfizer announced the successful completion of its acquisition of Array BioPharma Inc. (Array). Array’s portfolio included two approved products, Braftovi (encorafenib) and Mektovi (binimetinib).

▪On July 1, 2019, Pfizer announced the successful completion of its acquisition of the privately held clinical-stage biotechnology company, Therachon Holding AG.
(8)References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.
(9)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, gains and losses from equity securities and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
(10)Adjusted income(2) before tax margin (Adjusted IBT margin) is defined as revenue less the sum of Adjusted cost of sales(2), Adjusted SI&A expenses(2), Adjusted R&D expenses(2), Adjusted amortization of intangible assets(2) and Adjusted other (income)/deductions(2) as a percentage of revenue. Adjusted IBT margin is presented because management believes this performance measure supplements investors’ and other readers’ understanding and assessment of the financial performance of New Pfizer(4). Adjusted IBT margin is not, and should not be viewed as, a substitute for U.S. GAAP income before tax margin.
(11)Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) is defined as reported U.S. GAAP net income(1), and its components, adjusted for interest expense, provision for taxes on income and depreciation and amortization, further adjusted to exclude purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted EBITDA is presented because management believes this performance measure supplements investors’ and other readers’ understanding and assessment of the financial performance of Upjohn. Adjusted EBITDA as defined is not a measurement of financial performance under GAAP, and should not be considered as an alternative to net income(1) or cash flow from operations determined in accordance with GAAP.

Contacts:	Media		Investors
	Amy Rose	212.733.7410	Chuck Triano	212.733.3901
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2020	2019	(Decr.)	2020	2019	(Decr.)
Revenues	$12,131	$12,680	(4)	$35,961	$39,062	(8)
Costs and expenses:
Cost of sales (2), (3)	2,529	2,602	(3)	7,188	7,611	(6)
Selling, informational and administrative expenses(2), (3)	3,016	3,260	(7)	8,919	10,110	(12)
Research and development expenses(2), (3)	2,360	2,283	3	6,216	5,827	7
Amortization of intangible assets(3)	898	1,212	(26)	2,688	3,578	(25)
Restructuring charges and certain acquisition-related costs(4)	4	365	(99)	435	295	47
(Gain) on completion of Consumer Healthcare JV transaction(1)	—	(8,087)	*	(6)	(8,087)	*
Other (income)/deductions––net(5)	1,148	319	*	507	537	(6)
Income from continuing operations before provision/(benefit) for taxes on income	2,176	10,727	(80)	10,014	19,190	(48)
Provision/(benefit) for taxes on income(6)	(26)	3,047	*	968	2,566	(62)
Income from continuing operations	2,202	7,680	(71)	9,046	16,625	(46)
Discontinued operations––net of tax	—	4	*	—	4	*
Net income before allocation to noncontrolling interests	2,202	7,684	(71)	9,046	16,628	(46)
Less: Net income attributable to noncontrolling interests	8	4	*	25	19	31
Net income attributable to Pfizer Inc.	$2,194	$7,680	(71)	$9,022	$16,609	(46)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.39	$1.38	(71)	$1.62	$2.98	(45)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.39	$1.38	(71)	$1.62	$2.98	(45)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.39	$1.36	(71)	$1.60	$2.92	(45)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.39	$1.36	(71)	$1.60	$2.92	(45)
Weighted-average shares used to calculate earnings per common share:
Basic	5,557	5,545		5,552	5,581
Diluted	5,633	5,649		5,622	5,690
*Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(1)The financial statements present the three and nine months ended September 27, 2020 and September 29, 2019. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 23, 2020 and August 25, 2019.
The financial results for the three and nine months ended September 27, 2020 are not necessarily indicative of the results that ultimately could be achieved for the full year.
The Array BioPharma Inc. (Array) and Therachon Holding AG acquisitions and the contribution of our Consumer Healthcare business to the GSK Consumer Healthcare joint venture that were completed in 2019, as well as other business development activities in the first nine months of 2020, impacted our results of operations in the periods presented. Upon the closing of the GSK Consumer Healthcare joint venture transaction, we deconsolidated our Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion, net of tax) in our fiscal third quarter of 2019 in (Gain) on completion of Consumer Healthcare JV transaction for the difference in the fair value of our 32% equity stake in the new company and the carrying value of our Consumer Healthcare business. Our financial results, and our Consumer Healthcare segment’s operating results, for the third quarter of 2019 reflect one month of Consumer Healthcare segment domestic operations and two months of Consumer Healthcare segment international operations. Likewise, our financial results, and our Consumer Healthcare segment’s operating results, for the first nine months of 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. The financial results for the third quarter and first nine months of 2020 do not reflect any contribution from the Consumer Healthcare business. We record our share of earnings from the GSK Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, our operating results for the third quarter of 2020 include our share of the joint venture’s earnings/losses generated in the second quarter of 2020, and our operating results for the first nine months of 2020 include our share of the joint venture’s earnings/losses generated in the fourth quarter of 2019 and the first six months of 2020. See footnote (5) below.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.
(3)Amortization of finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization of intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.
(4)Restructuring charges and certain acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Restructuring charges/(credits)––acquisition-related costs(a)	$4	$19	$3	$(196)
Restructuring charges/(credits)––cost reduction initiatives(b)	(7)	64	389	145
Restructuring charges/(credits)	(4)	83	392	(50)
Transaction costs(c)	—	65	14	65
Integration costs and other(d)	7	217	29	281
Restructuring charges and certain acquisition-related costs	$4	$365	$435	$295
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for the first nine months of 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple years. See footnote (6) below.
(b)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions. The charges for the first nine months of 2020 primarily represent employee termination costs associated with our Transforming to a More Focused Company program.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. In the third quarter and first nine months of 2019, integration costs and other were mainly related to our acquisition of Array.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(5)Other (income)/deductions––net includes the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Interest income	$(17)	$(60)	$(70)	$(185)
Interest expense	416	409	1,178	1,158
Net interest expense	399	348	1,108	973
Royalty-related income	(214)	(155)	(525)	(475)
Net gains on asset disposals	(2)	(32)	—	(33)
Net (gains)/losses recognized during the period on equity securities(a)	70	(6)	(408)	(153)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(30)	(20)	(245)	(124)
Net periodic benefit costs/(credits) other than service costs	54	(19)	(122)	(110)
Certain legal matters, net	38	64	64	84
Certain asset impairments(b)	900	28	900	188
Business and legal entity alignment costs(c)	—	87	—	343
Net losses on early retirement of debt	—	—	—	138
GSK Consumer Healthcare JV equity method (income)/loss(d)	(103)	—	(196)	—
Other, net(e)	38	24	(69)	(294)
Other (income)/deductions––net	$1,148	$319	$507	$537
(a)The losses in the third quarter of 2020 include, among other things, unrealized losses of $131 million related to our investment in Allogene Therapeutics, Inc. (Allogene). The gains in the first nine months of 2020 include, among other things, unrealized gains of $243 million related to our investment in Allogene and unrealized gains of $154 million related to our investment in BioNTech SE. The gains in the first nine months of 2019 included, among other things, unrealized gains of $115 million related to our investments in Cortexyme, Inc. and SpringWorks Therapeutics, Inc.
(b)In the third quarter and first nine months of 2020, includes intangible asset impairment charges of $900 million related to in-process research and development assets acquired in connection with our Array acquisition.
(c)In the third quarter and first nine months of 2019, represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services.
(d)The income for the third quarter and first nine months of 2020 represents our pro-rata share of earnings from the GSK Consumer Healthcare joint venture, partially offset by equity method basis difference write-offs and amortization. For additional information, see footnote (1) above.
(e)The third quarter of 2020 includes, among other things, charges of $144 million related to the remeasurement of Euro debt issued by a subsidiary of Upjohn in the second quarter of 2020 and dividend income of $44 million from our investment in ViiV Healthcare Limited (ViiV). The first nine months of 2020 include, among other things, dividend income of $196 million from our investment in ViiV and charges of $110 million, reflecting the change in the fair value of contingent consideration. The third quarter of 2019 included, among other things, dividend income of $43 million from our investment in ViiV and charges of $121 million for external incremental costs, such as transaction costs and costs to separate our Consumer Healthcare business into a separate legal entity, associated with the formation of the GSK Consumer Healthcare joint venture. The first nine months of 2019 included, among other things, (i) dividend income of $184 million from our investment in ViiV, (ii) charges of $146 million for external incremental costs, such as transaction costs and costs to separate our Consumer Healthcare business into a separate legal entity, associated with the formation of the GSK Consumer Healthcare joint venture and (iii) $50 million of income from insurance recoveries related to Hurricane Maria.
(6)The decrease in the effective tax rate for the third quarter of 2020, compared to the third quarter of 2019, was primarily due to the non-recurrence of the tax expense associated with the gain related to the completion of the Consumer Healthcare joint venture transaction with GSK, as well as the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business. The decrease in the effective tax rate for the first nine months of 2020, compared to the first nine months of 2019, was due to the aforementioned factors above, partially offset by the non-recurrence of $1.4 billion in tax benefits, representing taxes and interest, recorded in the second quarter of 2019 due to the favorable settlement of a U.S. IRS audit for multiple tax years and the non-recurrence of a tax benefit recorded in the first nine months of 2019 as a result of additional guidance issued by the U.S. Department of Treasury related to the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 (TCJA).

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2020
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$12,131	$—	$—	$—	$—	$12,131
Cost of sales(5), (6)	2,529	5	—	—	(32)	2,502
Selling, informational and administrative expenses(5), (6)	3,016	(1)	—	—	(147)	2,869
Research and development expenses (5), (6)	2,360	1	—	—	(8)	2,354
Amortization of intangible assets(6)	898	(826)	—	—	—	73
Restructuring charges and certain acquisition-related costs	4	—	(11)	—	7	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(7)	1,148	(4)	—	—	(1,495)	(351)
Income from continuing operations before provision/(benefit) for taxes on income	2,176	823	11	—	1,675	4,685
Provision/(benefit) for taxes on income	(26)	197	3	—	432	606
Income from continuing operations	2,202	626	9	—	1,242	4,079
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	8	—	—	—	—	8
Net income attributable to Pfizer Inc.	2,194	626	9	—	1,242	4,071
Earnings per common share attributable to Pfizer Inc.––diluted	0.39	0.11	—	—	0.22	0.72

	Nine Months Ended September 27, 2020
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$35,961	$—	$—	$—	$—	$35,961
Cost of sales(5), (6)	7,188	14	—	—	(114)	7,088
Selling, informational and administrative expenses(5), (6)	8,919	(1)	—	—	(497)	8,421
Research and development expenses (5), (6)	6,216	4	—	—	(244)	5,976
Amortization of intangible assets(6)	2,688	(2,474)	—	—	—	215
Restructuring charges and certain acquisition-related costs	435	—	(46)	—	(389)	—
(Gain) on completion of Consumer Healthcare JV transaction	(6)	—	—	—	6	—
Other (income)/deductions––net(7)	507	(89)	—	—	(1,316)	(898)
Income from continuing operations before provision/(benefit) for taxes on income	10,014	2,545	46	—	2,554	15,159
Provision/(benefit) for taxes on income	968	564	11	—	602	2,145
Income from continuing operations	9,046	1,981	35	—	1,952	13,014
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	25	—	—	—	—	25
Net income attributable to Pfizer Inc.	9,022	1,981	35	—	1,952	12,989
Earnings per common share attributable to Pfizer Inc.––diluted	1.60	0.35	0.01	—	0.35	2.31
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2019
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$12,680	$—	$—	$—	$—	$12,680
Cost of sales(5), (6)	2,602	4	—	—	(147)	2,459
Selling, informational and administrative expenses(5), (6)	3,260	1	—	—	(64)	3,196
Research and development expenses(5), (6)	2,283	1	—	—	(343)	1,940
Amortization of intangible assets(6)	1,212	(1,140)	—	—	—	72
Restructuring charges and certain acquisition-related costs	365	—	(300)	—	(64)	—
(Gain) on completion of Consumer Healthcare JV transaction(1)	(8,087)	—	—	—	8,087	—
Other (income)/deductions––net(7)	319	(6)	—	—	(281)	32
Income from continuing operations before provision/(benefit) for taxes on income	10,727	1,141	300	—	(7,187)	4,981
Provision/(benefit) for taxes on income	3,047	239	58	—	(2,581)	763
Income from continuing operations	7,680	902	242	—	(4,606)	4,218
Discontinued operations––net of tax	4	—	—	(4)	—	—
Net income attributable to noncontrolling interests	4	—	—	—	—	4
Net income attributable to Pfizer Inc.	7,680	902	242	(4)	(4,606)	4,214
Earnings per common share attributable to Pfizer Inc.––diluted	1.36	0.16	0.04	—	(0.82)	0.75

	Nine Months Ended September 29, 2019
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$39,062	$—	$—	$—	$—	$39,062
Cost of sales(5), (6)	7,611	15	—	—	(196)	7,430
Selling, informational and administrative expenses(5), (6)	10,110	2	(2)	—	(139)	9,971
Research and development expenses(5), (6)	5,827	3	—	—	(372)	5,458
Amortization of intangible assets(6)	3,578	(3,377)	—	—	—	201
Restructuring charges and certain acquisition-related costs	295	—	(150)	—	(145)	—
(Gain) on completion of Consumer Healthcare JV transaction(1)	(8,087)	—	—	—	8,087	—
Other (income)/deductions––net(7)	537	—	—	—	(740)	(203)
Income from continuing operations before provision/(benefit) for taxes on income	19,190	3,357	152	—	(6,495)	16,204
Provision/(benefit) for taxes on income	2,566	685	69	—	(759)	2,560
Income from continuing operations	16,625	2,673	83	—	(5,737)	13,644
Discontinued operations––net of tax	4	—	—	(4)	—	—
Net income attributable to noncontrolling interests	19	—	—	—	—	19
Net income attributable to Pfizer Inc.	16,609	2,673	83	(4)	(5,737)	13,625
Earnings per common share attributable to Pfizer Inc.––diluted	2.92	0.47	0.01	—	(1.01)	2.39
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)The Array BioPharma Inc. (Array) and Therachon Holding AG (Therachon) acquisitions and the contribution of our Consumer Healthcare business to the GSK Consumer Healthcare joint venture that were completed in 2019, as well as other business development activities in the first nine months of 2020, impacted our results of operations in the periods presented. Upon the closing of the GSK Consumer Healthcare joint venture transaction, we deconsolidated our Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion, net of tax) in our fiscal third quarter of 2019 in (Gain) on completion of Consumer Healthcare JV transaction for the difference in the fair value of our 32% equity stake in the new company and the carrying value of our Consumer Healthcare business. Our financial results, and our Consumer Healthcare segment’s operating results, for the third quarter of 2019 reflect one month of Consumer Healthcare segment domestic operations and two months of Consumer Healthcare segment international operations. Likewise, our financial results, and our Consumer Healthcare segment’s operating results, for the first nine months of 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. The financial results for the third quarter and first nine months of 2020 do not reflect any contribution from the Consumer Healthcare business. We record our share of earnings from the GSK Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, our operating results for the third quarter of 2020 include our share of the joint venture’s earnings/losses generated in the second quarter of 2020, and our operating results for the first nine months of 2020 include our share of the joint venture’s earnings/losses generated in the fourth quarter of 2019 and the first six months of 2020. For the non-GAAP measure of Adjusted Earnings (see footnote (4) below), charges primarily related to our pro rata share of restructuring and business combination accounting charges recorded by the GSK Consumer Healthcare joint venture have been excluded from the measure.
Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.
The financial statements present the three and nine months ended September 27, 2020 and September 29, 2019. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 23, 2020 and August 25, 2019.
(2)Acquisition-related items include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Restructuring charges/(credits)(a)	$4	$19	$3	$(196)
Transaction costs(b)	—	65	14	65
Integration costs and other(c)	7	217	29	281
Additional depreciation––asset restructuring(d)	—	—	—	2
Total acquisition-related items––pre-tax	11	300	46	152
Income taxes(e)	(3)	(58)	(11)	(69)
Total acquisition-related items––net of tax	$9	$242	$35	$83
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for the first nine months of 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple years. All of these items are included in Restructuring charges and certain acquisition-related costs.
(b)Transaction costs represent external costs for banking, legal, accounting and other similar services. All of these items are included in Restructuring charges and certain acquisition-related costs.
(c)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. In the third quarter and first nine months of 2019, integration costs and other were mainly related to our acquisition of Array. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.
(d)Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. In the first nine months of 2019, included in Selling, informational and administrative expenses.
(e)Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first nine months of 2019 include the impact of the non-taxable reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. IRS audit for multiple tax years.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(3)Certain significant items include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Restructuring charges/(credits)––cost reduction initiatives(a)	$(7)	$64	$389	$145
Implementation costs and additional depreciation––asset restructuring(b)	52	46	158	135
Net (gains)/losses recognized during the period on equity securities(c)	73	(3)	(429)	(139)
Certain legal matters, net(c)	38	63	64	72
Certain asset impairments(c)	900	—	900	149
Business and legal entity alignment costs(d)	127	89	416	353
(Gain) on completion of Consumer Healthcare JV transaction(e)	—	(8,087)	(6)	(8,087)
Net losses on early retirement of debt(c)	—	—	—	138
Other(f)	493	641	1,062	738
Total certain significant items––pre-tax	1,675	(7,187)	2,554	(6,495)
Income taxes(g)	(432)	2,581	(602)	759
Total certain significant items––net of tax	$1,242	$(4,606)	$1,952	$(5,737)
(a)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs. The charges for the first nine months of 2020 primarily represent employee termination costs associated with our Transforming to a More Focused Company program.
(b)Relates to our cost-reduction and productivity initiatives not related to acquisitions. Primarily included in Cost of sales ($15 million) and Selling, informational and administrative expenses ($36 million) for the third quarter of 2020. Primarily included in Cost of sales ($46 million) and Selling, informational and administrative expenses ($114 million) for the first nine months of 2020. Primarily included in Cost of sales ($20 million) and Selling, informational and administrative expenses ($23 million) for the third quarter of 2019. Included in Cost of sales ($65 million), Selling, informational and administrative expenses ($48 million) and Research and development expenses ($21 million) for the first nine months of 2019.
(c)Included in Other (income)/deductions––net. See Note (5) to Consolidated Statements of Income above.
(d)In the third quarter of 2020, primarily included in Cost of sales ($19 million) and Selling, informational and administrative expenses ($102 million) and primarily represents separation costs associated with our planned Upjohn transaction with Mylan N.V. (Mylan), as well as legal entity restructuring costs, and mainly includes consulting, legal, tax and advisory services. In the first nine months of 2020, included in Cost of sales ($64 million), Research and development expenses ($15 million) and Selling, informational and administrative expenses ($337 million) and primarily represents legal entity restructuring costs, as well as separation costs associated with our planned Upjohn transaction with Mylan, and mainly includes consulting, legal, tax and advisory services. In the third quarter and first nine months of 2019, primarily included in Other (income)/deductions––net and represented incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily included consulting, legal, tax and advisory services.
(e)Included in (Gain) on completion of Consumer Healthcare JV transaction. See note (1) above.
(f)For the third quarter of 2020, primarily included in Other (income)/deductions––net. For the first nine months of 2020, primarily included in Selling, informational and administrative expenses ($46 million), Research and development expenses ($231 million) and Other (income)/deductions––net ($781 million). For the third quarter of 2019, included in Cost of sales ($128 million), Selling, informational and administrative expenses ($39 million), Research and development expenses ($340 million) and Other (income)/deductions––net ($134 million). For the first nine months of 2019, included in Cost of sales ($130 million), Selling, informational and administrative expenses ($80 million), Research and development expenses ($351 million) and Other (income)/deductions––net ($178 million). The third quarter and first nine months of 2020 include, among other things, the following charges recorded in Other (income)/deductions––net: (i) $220 million for foreign exchange remeasurement and interest expense related to debt issued by a subsidiary of Upjohn in the second quarter of 2020 and (ii) $167 million of settlement losses within the U.S. Pfizer Consolidated Pension Plan. The first nine months of 2020 also includes (i) charges of $297 million recorded in Other (income)/deductions––net, primarily representing our pro rata share of restructuring and business combination accounting charges recorded by the GSK Consumer Healthcare joint venture, partially offset by gains from the divestiture of certain of the joint venture’s brands recorded by the GSK Consumer Healthcare joint venture, and our write-off and amortization of equity method basis differences primarily related to those brand divestitures and to inventory and (ii) upfront payments of $130 million to Valneva

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
SE and $72 million to BioNTech SE, which were both recorded to Research and development expenses. The third quarter and first nine months of 2019 include, among other things, (i) a $337 million charge in Research and development expenses related to our acquisition of Therachon and (ii) a $127 million charge in Cost of sales related to rivipansel, primarily for inventory manufactured for expected future sale. In addition, the third quarter of 2019 includes charges of $161 million, primarily in Other (income)/deductions––net ($121 million) and Selling, informational and administrative expenses ($39 million), and the first nine months of 2019 include charges of $223 million, primarily in Other (income)/deductions––net ($146 million) and Selling, informational and administrative expenses ($76 million), for external incremental costs, such as transaction costs and costs to separate our Consumer Healthcare business into a separate legal entity associated with the formation of the GSK Consumer Healthcare joint venture.
(g)Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The third quarter and first nine months of 2019 were unfavorably impacted by the tax expense associated with the gain related to the completion of the Consumer Healthcare joint venture transaction with GSK. The first nine months of 2019 were favorably impacted by a benefit of approximately $1.4 billion, representing tax and interest, resulting from a favorable settlement of a U.S. IRS audit for multiple tax years, as well as a tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the U.S. Tax Cuts and Jobs Act of 2017.
(4)Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2019 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.
(5)Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.
(6)Amortization of finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization of intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.
(7)Non-GAAP Adjusted Other (income)/deductions––net includes the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Interest income	$(16)	$(60)	$(69)	$(185)
Interest expense	344	414	1,118	1,175
Net interest expense	329	354	1,049	990
Royalty-related income	(214)	(155)	(525)	(475)
Net gains on asset disposals	(2)	(32)	—	(33)
Net (gains)/losses recognized during the period on equity securities	(2)	(3)	21	(14)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(30)	(20)	(245)	(124)
Net periodic benefit credits other than service costs	(120)	(28)	(338)	(129)
Certain legal matters, net	—	2	—	12
Certain asset impairments	—	28	—	39
GSK Consumer Healthcare JV equity method (income)/loss	(155)	—	(492)	—
Other, net	(155)	(113)	(367)	(469)
Non-GAAP Adjusted Other (income)/deductions––net	$(351)	$32	$(898)	$(203)
For additional information regarding the adjustments, see the accompanying reconciliations. See Note (5) to Consolidated Statements of Income for the third quarter and first nine months of 2020 and 2019 above for additional information on the components comprising GAAP reported Other (income)/deductions––net. For additional

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
information on certain significant items excluded from GAAP reported Other (income)/deductions––net in calculating Non-GAAP Adjusted Other (income)/deductions––net, refer to footnote (3) above.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to our consolidated statements of income:
	Third-Quarter 2020
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$10,215	$1,916	$—	$12,131	$—	$12,131
Cost of sales	1,883	560	60	2,502	27	2,529
% of revenue	18.4%	29.2%	*	20.6%	*	20.8%
Selling, informational and administrative expenses	1,513	299	1,057	2,869	148	3,016
Research and development expenses	228	58	2,067	2,354	6	2,360
Amortization of intangible assets	71	—	1	73	826	898
Restructuring charges and certain acquisition-related costs	—	—	—	—	4	4
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net	(287)	(10)	(54)	(351)	1,499	1,148
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	6,807	1,009	(3,131)	4,685	(2,509)	2,176

	Nine Months Ended September 27, 2020
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$30,017	$5,944	$—	$35,961	$—	$35,961
Cost of sales	5,371	1,563	155	7,088	100	7,188
% of revenue	17.9%	26.3%	*	19.7%	*	20.0%
Selling, informational and administrative expenses	4,492	859	3,070	8,421	498	8,919
Research and development expenses	630	169	5,178	5,976	240	6,216
Amortization of intangible assets	213	1	2	215	2,474	2,688
Restructuring charges and certain acquisition-related costs	—	—	—	—	435	435
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	(6)	(6)
Other (income)/deductions––net	(874)	(15)	(9)	(898)	1,405	507
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	20,186	3,367	(8,395)	15,159	(5,145)	10,014

	Third-Quarter 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$9,952	$2,351	$377	$12,680	$—	$12,680
Cost of sales	1,750	544	164	2,459	143	2,602
% of revenue	17.6%	23.1%	*	19.4%	*	20.5%
Selling, informational and administrative expenses	1,590	365	1,241	3,196	64	3,260
Research and development expenses	227	59	1,655	1,940	343	2,283
Amortization of intangible assets	71	—	—	72	1,140	1,212
Restructuring charges and certain acquisition-related costs	—	—	—	—	365	365
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	(8,087)	(8,087)
Other (income)/deductions––net	(193)	—	226	32	287	319
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	6,506	1,384	(2,909)	4,981	5,746	10,727

	Nine Months Ended September 29, 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$28,429	$8,535	$2,098	$39,062	$—	$39,062
Cost of sales	5,124	1,632	674	7,430	181	7,611
% of revenue	18.0%	19.1%	*	19.0%	*	19.5%
Selling, informational and administrative expenses	4,791	1,087	4,093	9,971	139	10,110
Research and development expenses	591	173	4,694	5,458	369	5,827
Amortization of intangible assets	201	1	—	201	3,377	3,578
Restructuring charges and certain acquisition-related costs	—	—	—	—	295	295
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	(8,087)	(8,087)
Other (income)/deductions––net	(738)	7	528	(203)	740	537
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	18,461	5,635	(7,891)	16,204	2,986	19,190
* Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)
(1)At the beginning of our 2019 fiscal year, we reorganized our commercial operations and began to manage our commercial operations through a new global structure consisting of three distinct business segments: Pfizer Biopharmaceuticals Group (Biopharma), Upjohn and through July 31, 2019, Pfizer’s Consumer Healthcare business (Consumer Healthcare). See footnote (2) below for additional information.
Beginning in 2020, Upjohn began managing our Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and a pre-existing strategic collaboration between Pfizer and Mylan N.V. for generic drugs in Japan (Mylan-Japan). As a result, revenues and expenses associated with Meridian and Mylan-Japan are reported in our Upjohn business beginning in the first quarter of 2020. In 2019, revenues and expenses from Meridian and Mylan-Japan were recorded in our Biopharma business. We have revised prior-period information (Revenues and Earnings, as defined by management) to conform to the current management structure.
The Array BioPharma Inc. and Therachon Holding AG acquisitions and the contribution of our Consumer Healthcare business to the GSK Consumer Healthcare joint venture that were completed in 2019, as well as other business development activities in the first nine months of 2020, impacted our results of operations in the periods presented. Upon the closing of the GSK Consumer Healthcare joint venture transaction, we deconsolidated our Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion, net of tax) in our fiscal third quarter of 2019 in (Gain) on completion of Consumer Healthcare JV transaction for the difference in the fair value of our 32% equity stake in the new company and the carrying value of our Consumer Healthcare business. Our financial results, and our Consumer Healthcare segment’s operating results, for the third quarter of 2019 reflect one month of Consumer Healthcare segment domestic operations and two months of Consumer Healthcare segment international operations. Likewise, our financial results, and our Consumer Healthcare segment’s operating results, for the first nine months of 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. The financial results for the third quarter and first nine months of 2020 do not reflect any contribution from the Consumer Healthcare business. We record our share of earnings from the GSK Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, our operating results for the third quarter of 2020 include our share of the joint venture’s earnings/losses generated in the second quarter of 2020, and our operating results for the first nine months of 2020 include our share of the joint venture’s earnings/losses generated in the fourth quarter of 2019 and the first six months of 2020.
Certain amounts in the operating segment information and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Amounts represent the revenues and costs managed by each of the Biopharma and Upjohn reportable operating segments for the periods presented. The expenses generally include only those costs directly attributable to the operating segment. The segment information presents the three and nine months ended September 27, 2020 and September 29, 2019. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 23, 2020 and August 25, 2019.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)
Operating Segments

Some additional information about our Biopharma and Upjohn business segments follows:
Pfizer Biopharmaceuticals Group
Biopharma is a science-based medicines business that includes six business units – Oncology, Inflammation & Immunology, Rare Disease, Hospital, Vaccines and Internal Medicine. The Hospital unit commercializes our global portfolio of sterile injectable and anti-infective medicines and includes Pfizer’s contract manufacturing operation, Pfizer CentreOne. Each business unit is committed to delivering breakthroughs that change patients’ lives.	Upjohn is a global, primarily off-patent branded and generic medicines business, which includes a portfolio of 20 globally recognized solid oral dose brands, as well as a U.S.-based generics platform, Greenstone.
Select products include: - Prevnar 13/Prevenar 13 - Ibrance - Eliquis - Xeljanz - Enbrel (outside the U.S. and Canada) - Vyndaqel/Vyndamax - Xtandi - Chantix/Champix - Sutent	Select products include: - Lipitor - Lyrica - Norvasc - Celebrex - Viagra - Certain generic medicines
Third Quarter of 2020 vs. Third Quarter of 2019
Biopharma Operating Segment
•Cost of sales as a percentage of Revenues increased 0.8 percentage points, driven by an unfavorable impact of foreign exchange and an increase in royalty expenses based on the mix of products sold.
•The increase in Cost of sales of 8% was mainly driven by an increase in sales volumes for various products and an unfavorable impact of foreign exchange, as well as an increase in royalty expense based on the mix of products sold, partially offset by a favorable change in product mix.
•The decrease in Selling, informational and administrative expenses of 5% was mostly driven by lower spending on sales and marketing activities due to the impact of the COVID-19 pandemic, lower investments across the Internal Medicine portfolio, and a favorable impact of foreign exchange, partially offset by additional investment in emerging markets and in the Inflammation & Immunology portfolio.
•Research and development expenses were relatively flat.
•The favorable change in Other (income)/deductions––net includes, among other things, an increase in royalty-related income, the non-recurrence of an asset impairment charge in 2019, and an increase in income from collaborations, out-licensing arrangements and sales of compound/product rights.
Upjohn Operating Segment
•Cost of sales as a percentage of Revenues increased 6.1 percentage points, driven by lower Lyrica revenues, primarily in the U.S. due to multi-source generic competition that began in July 2019, lower Lipitor and Norvasc revenues due to the volume-based procurement (VBP) program in China, which was initially implemented in March 2019 and expanded nationwide beginning in December 2019, and lower Celebrex revenues in Japan due to generic competition that began in June 2020, as well as an unfavorable impact of foreign exchange, partially offset by lower royalty expense for Lyrica due to its U.S. patent expiration.
•The increase in Cost of sales of 3% was mainly driven by an unfavorable impact of foreign exchange.
•Selling, informational and administrative expenses decreased 18% driven by a decrease in field force expense as well as advertising and promotion expenses, primarily related to Lipitor and Norvasc, due to the VBP program in China, which was initially implemented in certain cities in March 2019 and expanded nationwide beginning in December 2019, as well as Celebrex in Japan due to generic competition that began in June 2020 and Lyrica in the U.S. due to generic competition that began in July 2019.
•Research and development expenses and Other (income)/deductions––net were relatively unchanged.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)
First Nine Months of 2020 vs. First Nine Months of 2019
Biopharma Operating Segment
•Cost of sales as a percentage of Revenues was relatively flat.
•The increase in Cost of sales of 5% was mainly driven by an increase in sales volumes for various products and an increase in royalty expenses based on the mix of products sold, as well as an unfavorable change in product mix, partially offset by a favorable impact of foreign exchange.
•The decrease in Selling, informational and administrative expenses of 6% was mostly driven by lower spending on sales and marketing activities due to the impact of the COVID-19 pandemic, lower investments across the Internal Medicine and Inflammation & Immunology portfolios, and a favorable impact of foreign exchange, partially offset by additional investment in emerging markets and in the Oncology portfolio in developed markets.
•The increase in Research and development expenses of 6% was mainly related to increased medical spending, primarily for Oncology, Internal Medicine, and Rare Disease.
•The favorable change in Other (income)/deductions––net includes, among other things, an increase in income from collaborations, out-licensing arrangements and sales of compound/product rights and an increase in royalty-related income.
Upjohn Operating Segment
•Cost of sales as a percentage of Revenues increased 7.2 percentage points, driven by lower Lyrica revenues, primarily in the U.S. due to multi-source generic competition that began in July 2019, lower Lipitor and Norvasc revenues due to the VBP program in China, which was initially implemented in March 2019 and expanded nationwide beginning in December 2019, and lower Celebrex revenues primarily in Japan due to generic competition that began in June 2020, as well as an unfavorable impact of foreign exchange, partially offset by lower royalty expense for Lyrica due to its U.S. patent expiration.
•The decrease in Cost of sales of 4% was mainly driven by lower royalty expense and a decrease in sales volume primarily due to the Lyrica patent expiration and multi-source generic competition that began in the U.S. in July 2019.
•Selling, informational and administrative expenses decreased 21% driven by a decrease in field force expense as well as advertising and promotion expenses, primarily related to Lipitor and Norvasc, due to the VBP program in China, which was initially implemented in certain cities in March 2019 and expanded nationwide beginning in December 2019, as well as Lyrica in the U.S. due to generic competition that began in July 2019 and Celebrex in Japan due to generic competition that began in June 2020.
•Research and development expenses and Other (income)/deductions––net were relatively unchanged.
(3)Other comprises the revenues and costs included in our Adjusted income components (see footnote (c) below) that are managed outside Biopharma and Upjohn and includes the following:

	Third-Quarter 2020
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	1	—	59	60
Selling, informational and administrative expenses	41	—	109	906	1,057
Research and development expenses	896	887	6	279	2,067
Amortization of intangible assets	—	—	—	1	1
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	1	—	—	(54)	(54)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(937)	(887)	(115)	(1,192)	(3,131)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

	Nine Months Ended September 27, 2020
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	(1)	1	—	155	155
Selling, informational and administrative expenses	109	—	323	2,638	3,070
Research and development expenses	2,120	2,385	17	655	5,178
Amortization of intangible assets	—	—	—	2	2
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	3	—	1	(13)	(9)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(2,231)	(2,386)	(341)	(3,437)	(8,395)

	Third-Quarter 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$377	$—	$377
Cost of sales	—	—	113	51	164
Selling, informational and administrative expenses	34	—	263	943	1,241
Research and development expenses	591	834	19	211	1,655
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(9)	1	—	234	226
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(616)	(835)	(19)	(1,439)	(2,909)

	Nine Months Ended September 29, 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$2,098	$—	$2,098
Cost of sales	—	1	663	9	674
Selling, informational and administrative expenses	84	—	1,058	2,951	4,093
Research and development expenses	1,671	2,324	82	618	4,694
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(11)	—	—	538	528
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(1,744)	(2,326)	294	(4,116)	(7,891)
(a)WRDM––the R&D and Medical expenses managed by our Worldwide Research, Development and Medical (WRDM) organization, which is generally responsible for research projects for our Biopharma portfolio until proof-of-concept is achieved and then for transitioning those projects to the Global Product Development (GPD) organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRDM organization also has responsibility for certain science-based and other platform-services organizations, which provide end-to-end technical expertise and other services to the various R&D projects, as well as the Worldwide Medical and Safety group, which ensures that Pfizer provides all stakeholders––including patients, healthcare providers, pharmacists, payers and health authorities––with complete and up-to-date information on the risks

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)
and benefits associated with Pfizer products so that they can make appropriate decisions on how and when to use Pfizer’s medicines.
(b)GPD––the costs associated with our GPD organization, which is generally responsible for clinical trials from WRDM in the Biopharma portfolio, including late stage portfolio spend. GPD also provides technical support and other services to Pfizer R&D projects. GPD is responsible for facilitating all regulatory submissions and interactions with regulatory agencies.
(c)Other––the operating results of our Consumer Healthcare business, through July 31, 2019, and costs associated with other commercial activities not managed as part of Biopharma or Upjohn, including all strategy, business development, portfolio management and valuation capabilities, which previously had been reported in various parts of the organization. See Note (1) above.
(d)Corporate and Other Unallocated––the costs associated with corporate enabling functions (such as digital, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), patient advocacy activities and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments, as well as overhead expenses associated with our manufacturing (which include manufacturing variances associated with production) and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs. Corporate and Other Unallocated also includes our share of earnings from the GSK Consumer Healthcare joint venture and other charges related to the GSK Consumer Healthcare joint venture, primarily representing our pro-rata share of restructuring and business combination accounting charges recorded by the GSK Consumer Healthcare joint venture.
(4)These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2019 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2020 and 2019. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.
(5)Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities) that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2020 and 2019.

PFIZER INC. - REVENUES
THIRD-QUARTER 2020 and 2019 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2020	2019	% Change		2020	2019	% Change	2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$12,131	$12,680	(4%)	(4%)	$5,716	$5,850	(2%)	$6,415	$6,830	(6%)	(5%)
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)	$10,215	$9,952	3%	4%	$5,363	$5,142	4%	$4,852	$4,811	1%	3%
Internal Medicine(b)	$2,085	$2,128	(2%)	(1%)	$1,063	$1,126	(6%)	$1,022	$1,002	2%	4%
Eliquis alliance revenues and direct sales	1,114	1,025	9%	9%	557	541	3%	557	484	15%	16%
Chantix/Champix	223	276	(19%)	(19%)	185	227	(19%)	38	49	(23%)	(22%)
Premarin family	168	182	(8%)	(7%)	157	170	(8%)	11	11	(7%)	(2%)
BMP2	70	66	5%	5%	70	66	5%	—	—	—	—
Toviaz	59	61	(4%)	(4%)	16	18	(11%)	43	43	(1%)	(1%)
All other Internal Medicine	451	517	(13%)	(10%)	78	103	(25%)	373	414	(10%)	(6%)
Oncology	$2,761	$2,350	18%	18%	$1,793	$1,466	22%	$968	$884	10%	11%
Ibrance	1,357	1,283	6%	6%	909	832	9%	448	451	(1%)	1%
Xtandi alliance revenues	266	225	18%	18%	266	225	18%	—	—	—	—
Sutent	202	224	(10%)	(8%)	56	64	(13%)	146	160	(9%)	(6%)
Inlyta	195	139	41%	41%	124	92	34%	71	46	53%	55%
Xalkori	122	130	(6%)	(5%)	29	36	(20%)	93	94	(1%)	1%
Bosulif	111	90	23%	23%	74	61	22%	37	30	25%	24%
Retacrit(c)	102	64	59%	58%	75	42	78%	27	22	21%	19%
Lorbrena	55	32	69%	68%	32	21	52%	23	12	*	98%
Braftovi	42	18	*	*	42	18	*	—	—	—	—
Mektovi	34	19	81%	81%	34	19	79%	—	—	—	—
Ruxience(c)	59	—	*	*	58	—	*	1	—	*	*
All other Oncology	217	125	74%	75%	95	56	70%	122	69	77%	79%
Hospital(b), (d)	$1,728	$1,840	(6%)	(5%)	$703	$683	3%	$1,025	$1,157	(11%)	(9%)
Sulperazon	143	163	(12%)	(11%)	—	—	—	143	163	(12%)	(11%)
Medrol	87	109	(20%)	(19%)	40	54	(27%)	48	55	(12%)	(11%)
Zithromax	25	77	(68%)	(67%)	1	2	(70%)	24	75	(68%)	(67%)
Precedex	55	36	52%	59%	30	14	*	25	22	14%	26%
Vfend	52	87	(41%)	(39%)	3	3	(24%)	49	84	(42%)	(40%)
Panzyga	62	46	35%	35%	62	46	35%	—	—	—	—
Fragmin	60	62	(3%)	(3%)	2	3	(39%)	58	60	(2%)	(1%)
Zyvox	51	61	(17%)	(15%)	5	5	5%	45	56	(19%)	(17%)
Pfizer CentreOne(e)	242	176	37%	38%	111	101	11%	131	75	73%	74%
All other Anti-infectives	384	434	(12%)	(9%)	106	131	(20%)	278	303	(8%)	(4%)
All other Hospital(d)	568	589	(4%)	(3%)	344	324	6%	224	265	(16%)	(15%)
Vaccines	$1,717	$1,808	(5%)	(4%)	$913	$1,078	(15%)	$804	$730	10%	12%
Prevnar 13/Prevenar 13	1,534	1,603	(4%)	(3%)	868	1,008	(14%)	665	595	12%	14%
Nimenrix	50	52	(3%)	(3%)	—	—	—	50	52	(3%)	(3%)
FSME/IMMUN-TicoVac	77	64	20%	18%	—	—	—	77	64	20%	18%
All other Vaccines	56	89	(37%)	(37%)	44	70	(37%)	12	19	(39%)	(38%)
Inflammation & Immunology (I&I)	$1,173	$1,226	(4%)	(3%)	$592	$566	5%	$581	$660	(12%)	(10%)
Xeljanz	654	599	9%	10%	469	444	6%	185	154	20%	23%
Enbrel (Outside the U.S. and Canada)	321	415	(23%)	(21%)	—	—	—	321	415	(23%)	(21%)
Inflectra/Remsima(c)	162	155	5%	5%	88	77	15%	74	78	(5%)	(5%)
All other I&I	35	58	(39%)	(38%)	34	45	(24%)	1	12	(92%)	(91%)
Rare Disease	$752	$601	25%	26%	$300	$222	35%	$452	$379	19%	20%
Vyndaqel/Vyndamax	351	156	*	*	158	79	*	193	77	*	*
BeneFIX	107	125	(14%)	(13%)	54	66	(17%)	53	59	(10%)	(9%)
Genotropin	107	124	(14%)	(13%)	37	23	59%	70	101	(31%)	(30%)
Refacto AF/Xyntha	92	104	(12%)	(11%)	18	22	(20%)	74	82	(10%)	(9%)
Somavert	67	64	5%	4%	25	24	4%	42	40	5%	4%
All other Rare Disease	27	28	(2%)	8%	7	8	(5%)	20	20	(1%)	12%
UPJOHN(b)	$1,916	$2,351	(18%)	(18%)	$354	$585	(40%)	$1,563	$1,766	(12%)	(10%)
Lipitor	356	476	(25%)	(24%)	20	25	(21%)	336	451	(26%)	(25%)
Lyrica	352	527	(33%)	(33%)	43	200	(78%)	308	326	(6%)	(5%)
Norvasc	183	219	(17%)	(16%)	7	9	(23%)	175	209	(16%)	(15%)
Celebrex	133	179	(26%)	(25%)	12	14	(14%)	121	166	(27%)	(26%)
Viagra	121	120	1%	3%	10	20	(52%)	111	99	12%	14%
Effexor	80	80	—	—	14	19	(24%)	65	61	7%	8%
Zoloft	76	74	2%	6%	11	12	(15%)	65	62	6%	10%
EpiPen(b)	58	74	(22%)	(22%)	58	74	(22%)	—	—	—	—
Xalatan/Xalacom	62	68	(8%)	(7%)	3	3	(18%)	60	64	(7%)	(6%)
Xanax	55	50	11%	14%	8	10	(25%)	47	39	20%	24%
All other Upjohn	442	485	(9%)	(8%)	169	197	(15%)	273	287	(5%)	(4%)
CONSUMER HEALTHCARE BUSINESS(f)	$—	$377	(100%)	(100%)	$—	$124	(100%)	$—	$253	(100%)	(100%)
Total Alliance revenues	$1,250	$1,141	10%	9%	$832	$773	8%	$417	$368	13%	12%
Total Biosimilars(c)	$424	$236	79%	80%	$260	$123	*	$164	$113	44%	45%
Total Sterile Injectable Pharmaceuticals(g)	$1,195	$1,248	(4%)	(3%)	$586	$575	2%	$610	$673	(9%)	(7%)

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD-QUARTER 2020 and 2019 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2020	2019	% Change		2020	2019	% Change		2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,087	$2,135	(2%)	(4%)	$1,634	$1,585	3%	3%	$2,694	$3,110	(13%)	(9%)
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)	$1,864	$1,835	2%	—	$1,066	$955	12%	11%	$1,923	$2,020	(5%)	1%
Internal Medicine(b)	$467	$442	6%	4%	$251	$229	9%	9%	$304	$330	(8%)	1%
Eliquis alliance revenues and direct sales	308	282	9%	7%	112	90	25%	25%	138	113	22%	31%
Chantix/Champix	16	18	(10%)	(12%)	15	18	(18%)	(18%)	8	14	(46%)	(42%)
Premarin family	—	—	—	—	6	5	17%	18%	4	6	(27%)	(19%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	16	16	(3%)	(4%)	24	24	3%	3%	2	3	(21%)	(15%)
All other Internal Medicine	127	126	1%	(1%)	94	93	1%	1%	153	195	(22%)	(13%)
Oncology	$441	$434	1%	(1%)	$215	$172	25%	25%	$313	$277	13%	22%
Ibrance	223	265	(16%)	(17%)	108	88	23%	23%	117	99	17%	31%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Sutent	60	67	(11%)	(12%)	24	26	(9%)	(9%)	62	67	(6%)	2%
Inlyta	26	10	*	*	22	17	34%	34%	22	20	11%	20%
Xalkori	25	27	(8%)	(10%)	12	12	4%	4%	56	55	2%	6%
Bosulif	19	15	28%	25%	15	12	24%	23%	3	3	12%	17%
Retacrit(c)	24	22	13%	11%	—	—	—	—	2	1	*	*
Lorbrena	10	5	*	*	10	7	45%	45%	3	—	*	*
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
Ruxience(c)	—	—	—	—	1	—	*	*	—	—	—	—
All other Oncology	52	25	*	*	23	11	*	*	47	33	41%	50%
Hospital(b), (d)	$209	$211	(1%)	(3%)	$180	$197	(9%)	(9%)	$637	$749	(15%)	(11%)
Sulperazon	—	—	—	—	2	2	(6%)	(7%)	141	161	(12%)	(11%)
Medrol	12	16	(24%)	(25%)	9	11	(13%)	(13%)	26	28	(6%)	(2%)
Zithromax	5	10	(49%)	(50%)	5	8	(42%)	(42%)	14	57	(75%)	(74%)
Precedex	—	—	—	—	5	13	(58%)	(58%)	20	10	*	*
Vfend	3	5	(34%)	(35%)	13	17	(26%)	(26%)	33	61	(47%)	(44%)
Panzyga	—	—	—	—	—	—	—	—	—	—	—	—
Fragmin	28	27	1%	(1%)	14	15	(10%)	(8%)	17	17	(1%)	4%
Zyvox	2	4	(32%)	(33%)	8	10	(27%)	(27%)	35	42	(16%)	(13%)
Pfizer CentreOne(e)	53	30	73%	71%	12	5	*	*	66	40	65%	68%
All other Anti-infectives	72	76	(5%)	(7%)	25	28	(13%)	(13%)	181	199	(9%)	(2%)
All other Hospital(d)	34	43	(23%)	(24%)	87	87	—	1%	103	134	(23%)	(22%)
Vaccines	$271	$234	16%	14%	$122	$93	31%	31%	$411	$403	2%	6%
Prevnar 13/Prevenar 13	163	132	24%	22%	117	87	35%	35%	386	376	2%	7%
Nimenrix	33	30	8%	7%	4	5	(24%)	(24%)	14	17	(18%)	(14%)
FSME/IMMUN-TicoVac	66	55	19%	18%	—	—	—	—	11	9	24%	25%
All other Vaccines	10	17	(41%)	(41%)	1	1	(1%)	1%	1	2	(37%)	(35%)
Inflammation & Immunology (I&I)	$265	$328	(19%)	(21%)	$157	$162	(3%)	(3%)	$159	$170	(6%)	3%
Xeljanz	69	62	12%	9%	71	55	29%	29%	45	38	20%	35%
Enbrel (Outside the U.S. and Canada)	149	199	(25%)	(27%)	64	88	(27%)	(28%)	108	128	(15%)	(7%)
Inflectra/Remsima(c)	56	65	(13%)	(14%)	12	9	39%	41%	5	5	10%	32%
All other I&I	(10)	2	*	*	11	11	(1%)	(2%)	—	—	—	—
Rare Disease	$212	$186	14%	12%	$142	$103	38%	38%	$99	$91	9%	17%
Vyndaqel/Vyndamax	90	40	*	*	86	29	*	*	17	8	*	*
BeneFIX	19	25	(23%)	(25%)	14	17	(17%)	(16%)	20	17	14%	22%
Genotropin	30	39	(23%)	(25%)	24	37	(37%)	(37%)	17	25	(34%)	(26%)
Refacto AF/Xyntha	38	48	(21%)	(22%)	7	9	(27%)	(27%)	29	25	19%	24%
Somavert	33	31	5%	4%	6	5	12%	13%	3	4	(10%)	(2%)
All other Rare Disease	2	3	(22%)	(22%)	5	5	14%	15%	12	12	(2%)	19%
UPJOHN(b)	$222	$233	(4%)	(6%)	$569	$578	(2%)	(2%)	$772	$955	(19%)	(17%)
Lipitor	36	43	(16%)	(17%)	45	43	3%	4%	255	365	(30%)	(29%)
Lyrica	37	45	(17%)	(19%)	215	201	7%	6%	56	80	(30%)	(27%)
Norvasc	14	16	(7%)	(9%)	39	35	13%	13%	122	159	(24%)	(22%)
Celebrex	6	6	(3%)	(5%)	37	81	(54%)	(54%)	78	79	(1%)	1%
Viagra	15	10	55%	53%	15	16	(2%)	(1%)	81	74	9%	12%
Effexor	12	14	(12%)	(14%)	35	29	22%	21%	18	18	(2%)	2%
Zoloft	12	10	28%	26%	12	11	7%	7%	41	41	—	7%
EpiPen(b)	—	—	—	—	—	—	—	—	—	—	—	—
Xalatan/Xalacom	14	15	(6%)	(8%)	26	25	4%	4%	20	24	(20%)	(15%)
Xanax	25	21	17%	15%	3	3	8%	8%	19	15	27%	39%
All other Upjohn	51	54	(6%)	(8%)	140	134	4%	3%	83	99	(16%)	(12%)
CONSUMER HEALTHCARE BUSINESS(f)	$—	$68	(100%)	(100%)	$—	$51	(100%)	(100%)	$—	$134	(100%)	(100%)
Total Alliance revenues	$296	$270	10%	7%	$121	$98	24%	24%	$1	$1	5%	56%
Total Biosimilars(c)	$122	$97	26%	23%	$20	$10	*	*	$21	$7	*	*
Total Sterile Injectable Pharmaceuticals(g)	$102	$115	(11%)	(13%)	$105	$116	(9%)	(9%)	$402	$441	(9%)	(5%)

PFIZER INC. - REVENUES
NINE MONTHS 2020 and 2019 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2020	2019	% Change		2020	2019	% Change	2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$35,961	$39,062	(8%)	(7%)	$16,770	$18,360	(9%)	$19,191	$20,701	(7%)	(5%)
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)	$30,017	$28,429	6%	7%	$15,621	$14,270	9%	$14,396	$14,160	2%	5%
Internal Medicine(b)	$6,695	$6,508	3%	4%	$3,635	$3,569	2%	$3,059	$2,939	4%	7%
Eliquis alliance revenues and direct sales	3,686	3,121	18%	19%	2,084	1,768	18%	1,602	1,353	18%	21%
Chantix/Champix	728	825	(12%)	(11%)	575	666	(14%)	153	159	(4%)	(1%)
Premarin family	471	542	(13%)	(13%)	441	510	(14%)	31	32	(4%)	—
BMP2	197	212	(7%)	(7%)	197	212	(7%)	—	—	—	—
Toviaz	183	186	(2%)	(1%)	57	55	5%	126	132	(5%)	(4%)
All other Internal Medicine	1,429	1,621	(12%)	(9%)	282	359	(21%)	1,147	1,262	(9%)	(5%)
Oncology	$7,843	$6,547	20%	21%	$5,103	$4,031	27%	$2,741	$2,516	9%	12%
Ibrance	3,955	3,677	8%	9%	2,689	2,405	12%	1,266	1,273	(1%)	3%
Xtandi alliance revenues	741	594	25%	25%	741	594	25%	—	—	—	—
Sutent	616	704	(13%)	(10%)	169	217	(22%)	448	488	(8%)	(5%)
Inlyta	559	316	77%	79%	372	185	*	187	131	43%	47%
Xalkori	409	385	6%	8%	106	111	(5%)	303	274	11%	14%
Bosulif	324	267	21%	21%	220	178	23%	105	89	17%	18%
Retacrit(c)	278	147	90%	90%	204	86	*	74	60	22%	24%
Lorbrena	142	77	85%	85%	81	54	52%	61	23	*	*
Braftovi	116	18	*	*	115	18	*	—	—	—	—
Mektovi	103	19	*	*	103	19	*	—	—	—	—
Ruxience(c)	78	—	*	*	76	—	*	1	—	*	*
All other Oncology	522	342	52%	54%	228	164	39%	295	178	65%	69%
Hospital(b), (d)	$5,535	$5,505	1%	2%	$2,279	$2,052	11%	$3,256	$3,453	(6%)	(3%)
Sulperazon	432	505	(14%)	(12%)	—	—	—	432	505	(14%)	(12%)
Medrol	295	348	(15%)	(15%)	147	187	(21%)	147	161	(9%)	(7%)
Zithromax	218	254	(14%)	(13%)	4	(1)	*	214	255	(16%)	(14%)
Precedex	211	116	82%	87%	148	46	*	63	70	(10%)	(3%)
Vfend	201	265	(24%)	(22%)	17	11	60%	183	255	(28%)	(26%)
Panzyga	199	107	85%	85%	199	107	85%	—	—	—	—
Fragmin	178	185	(4%)	(2%)	5	7	(23%)	172	178	(3%)	(1%)
Zyvox	176	195	(10%)	(7%)	17	23	(27%)	159	172	(8%)	(5%)
Pfizer CentreOne(e)	618	556	11%	12%	286	296	(3%)	332	260	28%	29%
All other Anti-infectives	1,195	1,260	(5%)	(2%)	321	378	(15%)	874	881	(1%)	3%
All other Hospital(d)	1,813	1,713	6%	7%	1,134	997	14%	679	716	(5%)	(3%)
Vaccines	$4,574	$4,795	(5%)	(3%)	$2,217	$2,607	(15%)	$2,357	$2,189	8%	11%
Prevnar 13/Prevenar 13	4,100	4,268	(4%)	(2%)	2,143	2,498	(14%)	1,957	1,770	11%	14%
Nimenrix	180	159	13%	17%	—	—	—	180	159	13%	17%
FSME/IMMUN-TicoVac	170	197	(14%)	(13%)	—	—	—	170	197	(14%)	(13%)
All other Vaccines	124	171	(27%)	(27%)	74	108	(32%)	50	63	(20%)	(18%)
Inflammation & Immunology (I&I)	$3,299	$3,482	(5%)	(4%)	$1,534	$1,504	2%	$1,766	$1,978	(11%)	(8%)
Xeljanz	1,741	1,634	6%	8%	1,213	1,201	1%	528	434	22%	26%
Enbrel (Outside the U.S. and Canada)	1,005	1,285	(22%)	(19%)	—	—	—	1,005	1,285	(22%)	(19%)
Inflectra/Remsima(c)	471	446	6%	7%	244	208	17%	227	238	(5%)	(2%)
All other I&I	83	116	(28%)	(29%)	77	95	(19%)	6	22	(70%)	(73%)
Rare Disease	$2,071	$1,592	30%	32%	$854	$508	68%	$1,218	$1,084	12%	15%
Vyndaqel/Vyndamax	859	259	*	*	431	87	*	429	173	*	*
BeneFIX	337	372	(9%)	(8%)	176	190	(7%)	161	181	(11%)	(8%)
Genotropin	316	357	(12%)	(10%)	92	57	62%	224	300	(25%)	(23%)
Refacto AF/Xyntha	272	319	(14%)	(12%)	54	71	(23%)	218	248	(12%)	(9%)
Somavert	198	192	3%	4%	76	75	1%	123	117	4%	6%
All other Rare Disease	89	94	(5%)	2%	25	29	(13%)	64	65	(2%)	9%
UPJOHN(b)	$5,944	$8,535	(30%)	(29%)	$1,149	$3,103	(63%)	$4,795	$5,432	(12%)	(10%)
Lipitor	1,191	1,506	(21%)	(19%)	87	76	15%	1,104	1,430	(23%)	(21%)
Lyrica	1,058	2,888	(63%)	(63%)	175	1,924	(91%)	883	964	(8%)	(8%)
Norvasc	601	735	(18%)	(16%)	23	30	(23%)	578	704	(18%)	(16%)
Celebrex	428	526	(19%)	(18%)	33	44	(24%)	395	482	(18%)	(17%)
Viagra	342	379	(10%)	(8%)	38	72	(48%)	305	306	(1%)	1%
Effexor	242	242	—	1%	46	54	(16%)	197	188	5%	6%
Zoloft	233	217	8%	12%	35	36	(2%)	198	181	9%	14%
EpiPen(b)	194	197	(2%)	(2%)	194	197	(2%)	—	—	—	—
Xalatan/Xalacom	188	201	(6%)	(4%)	9	12	(28%)	179	189	(5%)	(3%)
Xanax	149	147	1%	4%	23	28	(20%)	126	119	6%	10%
All other Upjohn	1,317	1,496	(12%)	(11%)	486	628	(23%)	831	868	(4%)	(3%)
CONSUMER HEALTHCARE BUSINESS(f)	$—	$2,098	(100%)	(100%)	$—	$988	(100%)	$—	$1,110	(100%)	(100%)
Total Alliance revenues	$4,036	$3,418	18%	18%	$2,850	$2,383	20%	$1,186	$1,034	15%	16%
Total Biosimilars(c)	$1,001	$632	58%	60%	$588	$302	95%	$414	$330	25%	28%
Total Sterile Injectable Pharmaceuticals(g)	$3,839	$3,703	4%	5%	$1,952	$1,732	13%	$1,888	$1,971	(4%)	(1%)

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
NINE MONTHS 2020 and 2019 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2020	2019	% Change		2020	2019	% Change		2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$6,095	$6,450	(5%)	(4%)	$4,642	$4,758	(2%)	(2%)	$8,453	$9,493	(11%)	(6%)
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)	$5,437	$5,456	—	1%	$2,974	$2,762	8%	8%	$5,986	$5,941	1%	7%
Internal Medicine(b)	$1,414	$1,288	10%	11%	$690	$680	1%	2%	$955	$971	(2%)	6%
Eliquis alliance revenues and direct sales	899	786	14%	16%	297	260	14%	14%	407	307	32%	40%
Chantix/Champix	79	60	33%	35%	47	53	(12%)	(11%)	27	46	(41%)	(38%)
Premarin family	1	1	(14%)	(13%)	16	15	3%	5%	14	16	(11%)	(4%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	47	50	(4%)	(3%)	70	74	(5%)	(5%)	8	8	(5%)	1%
All other Internal Medicine	387	391	(1%)	—	261	277	(6%)	(6%)	499	593	(16%)	(8%)
Oncology	$1,219	$1,248	(2%)	(1%)	$574	$487	18%	18%	$947	$782	21%	30%
Ibrance	640	742	(14%)	(13%)	288	241	19%	19%	339	290	17%	30%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Sutent	184	218	(15%)	(14%)	68	77	(11%)	(11%)	195	193	1%	9%
Inlyta	61	29	*	*	59	51	15%	14%	67	50	33%	43%
Xalkori	76	85	(10%)	(9%)	35	37	(5%)	(4%)	192	152	26%	31%
Bosulif	52	46	15%	16%	40	34	17%	16%	12	10	27%	31%
Retacrit(c)	70	59	18%	20%	—	—	—	—	4	1	*	*
Lorbrena	26	5	*	*	27	18	55%	53%	8	—	*	*
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
Ruxience(c)	—	—	—	—	1	—	*	*	—	—	—	—
All other Oncology	110	64	71%	71%	55	29	92%	92%	129	85	52%	59%
Hospital(b), (d)	$664	$662	—	2%	$526	$563	(7%)	(5%)	$2,066	$2,228	(7%)	(4%)
Sulperazon	—	—	—	—	6	6	(7%)	(9%)	426	498	(15%)	(13%)
Medrol	39	50	(21%)	(21%)	30	30	(2%)	(2%)	78	81	(4%)	(1%)
Zithromax	34	37	(8%)	(6%)	21	28	(25%)	(25%)	160	190	(16%)	(14%)
Precedex	—	—	—	—	22	41	(45%)	(45%)	41	30	37%	54%
Vfend	12	16	(23%)	(21%)	41	54	(23%)	(23%)	130	185	(30%)	(27%)
Panzyga	—	—	—	—	—	—	—	—	—	—	—	—
Fragmin	85	85	—	1%	42	46	(8%)	(6%)	45	47	(5%)	—
Zyvox	7	10	(25%)	(24%)	20	37	(46%)	(46%)	132	125	5%	9%
Pfizer CentreOne(e)	147	116	26%	27%	25	12	*	*	160	132	21%	23%
All other Anti-infectives	223	225	(1%)	—	75	84	(11%)	(11%)	577	572	1%	7%
All other Hospital(d)	116	123	(5%)	(4%)	244	227	8%	11%	318	367	(13%)	(11%)
Vaccines	$771	$723	7%	8%	$322	$287	12%	13%	$1,264	$1,178	7%	13%
Prevnar 13/Prevenar 13	481	409	18%	19%	308	265	16%	17%	1,168	1,096	7%	12%
Nimenrix	103	91	14%	16%	12	18	(33%)	(30%)	65	51	28%	36%
FSME/IMMUN-TicoVac	142	170	(16%)	(16%)	—	—	—	—	27	27	2%	5%
All other Vaccines	44	54	(17%)	(15%)	2	4	(38%)	(37%)	4	5	(31%)	(27%)
Inflammation & Immunology (I&I)	$809	$994	(19%)	(18%)	$462	$464	—	—	$495	$520	(5%)	4%
Xeljanz	199	172	16%	17%	188	148	27%	28%	141	114	24%	38%
Enbrel (Outside the U.S. and Canada)	462	633	(27%)	(26%)	205	262	(22%)	(22%)	337	391	(14%)	(6%)
Inflectra/Remsima(c)	172	201	(14%)	(13%)	38	21	79%	84%	16	15	6%	23%
All other I&I	(24)	(11)	*	*	30	33	(8%)	(10%)	—	—	—	—
Rare Disease	$559	$541	3%	5%	$399	$281	42%	41%	$259	$262	(1%)	8%
Vyndaqel/Vyndamax	183	99	84%	85%	218	57	*	*	28	16	77%	87%
BeneFIX	57	76	(25%)	(24%)	48	55	(13%)	(10%)	57	51	11%	19%
Genotropin	96	118	(19%)	(17%)	79	112	(29%)	(30%)	48	69	(31%)	(22%)
Refacto AF/Xyntha	118	144	(17%)	(16%)	24	30	(20%)	(17%)	76	74	2%	7%
Somavert	96	93	2%	4%	16	14	16%	16%	11	11	6%	17%
All other Rare Disease	10	11	(10%)	(8%)	14	14	7%	10%	40	41	(3%)	13%
UPJOHN(b)	$659	$693	(5%)	(4%)	$1,669	$1,781	(6%)	(7%)	$2,468	$2,958	(17%)	(14%)
Lipitor	108	122	(12%)	(10%)	134	146	(8%)	(6%)	862	1,162	(26%)	(24%)
Lyrica	114	143	(20%)	(19%)	602	603	—	(1%)	167	218	(24%)	(21%)
Norvasc	43	45	(4%)	(3%)	114	121	(6%)	(6%)	421	537	(22%)	(19%)
Celebrex	17	18	(9%)	(8%)	168	234	(28%)	(29%)	210	230	(9%)	(6%)
Viagra	43	26	67%	69%	43	47	(8%)	(7%)	219	234	(6%)	(4%)
Effexor	39	41	(3%)	(2%)	98	87	13%	12%	59	60	(2%)	4%
Zoloft	35	28	26%	28%	35	37	(4%)	(5%)	128	117	10%	17%
EpiPen(b)	—	—	—	—	—	—	—	—	—	—	—	—
Xalatan/Xalacom	40	45	(11%)	(10%)	73	78	(6%)	(7%)	67	67	1%	6%
Xanax	66	59	12%	13%	10	10	(3%)	(3%)	50	50	1%	9%
All other Upjohn	154	167	(8%)	(7%)	391	418	(6%)	(7%)	285	283	1%	5%
CONSUMER HEALTHCARE BUSINESS(f)	$—	$301	(100%)	(100%)	$—	$215	(100%)	(100%)	$—	$595	(100%)	(100%)
Total Alliance revenues	$863	$753	15%	16%	$321	$281	14%	14%	$2	$1	*	69%
Total Biosimilars(c)	$313	$288	9%	10%	$55	$23	*	*	$45	$20	*	*
Total Sterile Injectable Pharmaceuticals(g)	$329	$347	(5%)	(4%)	$319	$326	(2%)	—	$1,240	$1,298	(4%)	—

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (h) to (j) below, respectively.
(b)	Beginning in 2020, Upjohn began managing our Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and a pre-existing strategic collaboration between Pfizer and Mylan N.V. for generic drugs in Japan (Mylan-Japan). As a result, revenues associated with our Meridian subsidiary, except for product revenues for EpiPen sold in Canada, and Mylan-Japan, are reported in our Upjohn business beginning in the first quarter of 2020. We have reclassified revenues associated with our Meridian subsidiary and Mylan-Japan from the Hospital and Internal Medicine categories to the Upjohn business to conform 2019 product revenues to the current presentation.
(c)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Inflectra/Remsima, Retacrit and Ruxience.
(d)
Hospital is a business unit that commercializes our global portfolio of sterile injectable and anti-infective medicines. Hospital also includes Pfizer CentreOne(e). All other Hospital primarily includes revenues from legacy Sterile Injectable Pharmaceuticals (SIP) products (that are not anti-infective products) and, to a much lesser extent, solid oral dose products (that are not anti-infective products). SIP anti-infective products that are not individually listed above are recorded in “All other Anti-infectives”.

(e)	Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements.
(f)	On July 31, 2019, Pfizer’s Consumer Healthcare business, an over-the-counter medicines business, was combined with GSK’s consumer healthcare business to form a new consumer healthcare joint venture, of which we own 32%. Upon the closing of the transaction, we deconsolidated our Consumer Healthcare business. Our financial results, and our Consumer Healthcare segment’s operating results, for the third quarter of 2019 reflect one month of Consumer Healthcare segment domestic operations and two months of Consumer Healthcare segment international operations. Likewise, our financial results, and our Consumer Healthcare segment’s operating results, for the first nine months of 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. Our financial results for the third quarter and first nine months of 2020 do not reflect any contribution from the Consumer Healthcare business.
(g)	Total Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital business, including anti-infective sterile injectable pharmaceuticals.
(h)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(i)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.
(j)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of October 27, 2020. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, revenue contribution, growth, performance, timing of exclusivity and potential benefits, strategic reviews, capital allocation objectives, benefits anticipated from the reorganization of our commercial operations in 2019, plans for and prospects of our acquisitions and other business development activities, including our proposed transaction with Mylan N.V. (Mylan) to combine Upjohn and Mylan to create a new global pharmaceutical company and our transaction with GSK which combined our respective consumer healthcare businesses into a new consumer healthcare joint venture, our ability to successfully capitalize on growth opportunities or prospects, manufacturing and product supply, our efforts to respond to COVID-19, including our investigational vaccine candidate against SARS-CoV-2 and our investigational protease inhibitor, our expectations regarding the impact of COVID-19 on our business, operations and financial results and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
•the outcome of R&D activities, including the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new clinical data and further analyses of existing clinical data;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval from regulators, which will depend on myriad factors, including such regulator making a determination as to whether a product’s benefits outweigh its known risks and a determination of the product’s efficacy; regulatory decisions impacting labeling, manufacturing processes, safety and/or other matters; and recommendations by technical or advisory committees, such as the Advisory Committee on Immunization Practices, that may impact the use of our vaccines;
•the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could result in the loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of, a product that could affect its availability or commercial potential, such as the update to the U.S. and EU prescribing information for Xeljanz;
•the success and impact of external business-development activities, including the ability to identify and execute on potential business development opportunities, the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, the ability to realize the anticipated benefits of any such transactions in the anticipated timeframe or at all; and the potential need to obtain additional equity or debt financing to pursue these opportunities, which could result in increased leverage and impact our credit ratings;
•competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;
•the implementation by the FDA and regulatory authorities in certain countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;
•risks related to our ability to develop and commercialize biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party, and access challenges for our biosimilar products where our product may not receive appropriate formulary access or remains in a disadvantaged position relative to the innovator product;
•the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;
•the ability to successfully market both new and existing products domestically and internationally;

•difficulties or delays in manufacturing, sales or marketing, including delays caused by natural events, such as hurricanes; supply disruptions, shortages or stock-outs at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions, debarment, recall of a product, delays or denials of product approvals, import bans or denial of import certifications;
•the impact of public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic) on our business, operations, financial condition and results, including due to travel limitations and government-mandated work-from-home or shelter-in-place orders, manufacturing disruptions or delays, supply chain interruptions, including challenges related to reliance on third-party suppliers, disruptions to pipeline development and clinical trials, including difficulties or delays in enrollment of certain clinical trials, decreased product demand, including due to reduced numbers of in-person meetings with prescribers, patient visits with physicians, vaccinations and elective surgeries resulting in fewer new prescriptions or refills of existing prescriptions and reduced demand for products used in procedures, further reduced product demand as a result of increased unemployment, challenges presented by reallocating human capital, R&D, manufacturing and other resources to assist in responding to the pandemic without disruption to our operations, costs associated with the COVID-19 pandemic, including protocols intended to reduce the risk of transmission, increased supply chain costs and additional R&D costs incurred in our efforts to develop a potential vaccine or treatment for COVID-19, challenges related to our business development initiatives, including potential delays or disruptions related to regulatory approvals, including the anticipated combination of Upjohn with Mylan, interruptions or delays in the operations of certain regulatory authorities, which may delay the approvals of new products we are developing, potential label expansions for existing products and the launch of newly-approved products, potential increased cyber incidents such as phishing, social engineering and malware attacks, and other challenges presented by disruptions to our normal operations in response to the pandemic, as well as uncertainties regarding the duration and severity of the pandemic and its impacts and government or regulatory actions to contain the virus or control the supply of medicines, each of which may also amplify the impact of the other factors listed in this section;
•uncertainties related to our efforts to develop a potential treatment or vaccine for COVID-19, including uncertainties related to the risk that our development programs may not be successful, commercially viable or receive approval or Emergency Use Authorization from regulatory authorities, risks associated with preliminary data, including the possibility of unfavorable new preclinical or clinical trial data and further analyses of existing preclinical or clinical trial data that may be inconsistent with the data used for selection of the BNT162b2 vaccine candidate and dose level for the Phase 2/3 study, the risk that clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities, whether and when additional data from the BNT162 mRNA vaccine program will be published in scientific journal publications and, if so, when and with what modifications, disruptions in the relationships between us and our collaboration partners or third-party suppliers, the risk that other companies may produce superior or competitive products, the risk that demand for any products may no longer exist, risks related to the availability of raw materials to manufacture any such products, challenges related to our vaccine candidate’s ultra low temperature formulation and attendant storage, distribution and administration requirements, including risks related to handling after delivery by Pfizer, the risk that we may not be able to successfully develop non-frozen formulations, the risk that we may not be able to recoup costs associated with our R&D and manufacturing efforts and risks associated with any changes in the way we approach or provide additional research funding for potential drug development related to COVID-19, the risk that we may not be able to create or scale up manufacturing capacity on a timely basis or have access to logistics or supply channels commensurate with global demand for any potential approved vaccine or product candidate, which would negatively impact our ability to supply the estimated numbers of doses of our vaccine candidate within the projected time periods indicated, and other challenges and risks associated with the pace of our vaccine development program, and pricing and access challenges for such products, including in the U.S.;
•trade buying patterns;
•the impact of existing and future legislation and regulatory provisions on product exclusivity;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

•the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; general budget control actions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; revisions to reimbursement of biopharmaceuticals under government programs; restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;
•legislation or regulatory action in markets outside the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•the exposure of our operations outside the U.S. to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;
•contingencies related to actual or alleged environmental contamination;
•any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;
•legal defense costs, insurance expenses and settlement costs;
•the risk of, and costs associated with, an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, such as claims that our patents are invalid and/or do not cover the product of the generic drug manufacturer or where one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;
•the risk that our currently pending or future patent applications may not be granted, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;
•our ability to protect our patents and other intellectual property, both domestically and internationally, including against claims of invalidity that could result in loss of exclusivity, such as claims related to our Lyrica patents in Japan, and in response to any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection for or agreeing not to enforce intellectual property related to our medicines, including potential vaccines and treatments for COVID-19;
•interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;
•governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of or changes to the Tax Cuts and Jobs Act enacted in 2017;
•any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;
•the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;
•uncertainties based on the formal change in relationship between the U.K. government and the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;
•any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal or regulatory requirements and industry standards;
•any significant issues that may arise related to our joint ventures and other third-party business arrangements;

•further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries, including changes in U.S. generally accepted accounting principles;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity or civil unrest in the U.S. and other parts of the world, and related U.S. military action overseas;
•growth in costs and expenses;
•changes in our product, segment and geographic mix;
•the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;
•the impact of product recalls, withdrawals and other unusual items;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, acquisitions and divestitures, such as the acquisition of Array, our transaction with GSK which combined our respective consumer healthcare businesses into a new consumer healthcare joint venture and our agreement to combine Upjohn with Mylan to create a new global pharmaceutical company, Viatris, including, among other things, risks related to the satisfaction of the conditions to closing to any pending transaction (including the failure to obtain any necessary shareholder and regulatory approvals) in the anticipated timeframe or at all and the possibility that such transaction does not close; the ability to realize the anticipated benefits of those transactions, including the possibility that the expected cost savings and/or accretion from certain of those transactions will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; negative effects of the announcement or the consummation of the transaction on the market price of Pfizer’s common stock, Pfizer’s credit ratings and/or Pfizer’s operating results; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for certain acquired products; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the transaction, other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals; competitive developments; and as it relates to the Consumer Healthcare JV with GSK, the possibility that a future separation of the joint venture as an independent company via a demerger of GSK’s equity interest to GSK’s shareholders and a listing of the joint venture on the U.K. equity market may not occur; and
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, including the reorganization of our commercial operations in 2019, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption.
We cannot guarantee that any forward-looking statement will be realized. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed combination of Upjohn Inc. (“Newco”), a wholly owned subsidiary of Pfizer Inc. (“Pfizer”), and Mylan N.V. (“Mylan”), which will immediately follow the proposed separation of the Upjohn business (the “Upjohn Business”) from Pfizer (the “proposed transaction”), Newco and Mylan have filed certain materials with the SEC, including, among other materials, the Form S-4, Form 10 and Prospectus filed by Newco and the Proxy Statement filed by Mylan. The Form S-4 was declared effective on February 13, 2020 and the Proxy Statement and the Prospectus were first mailed to shareholders of Mylan on or about February 14, 2020 to seek approval of the proposed transaction. The proposed transaction was approved by Mylan’s shareholders on June 30, 2020. The Form 10 was declared effective on June 30, 2020. Newco made available the final information statement on or about August 6, 2020. Newco and Mylan intend to file additional relevant materials with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, NEWCO AND THE PROPOSED TRANSACTION. The documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan, upon written request to Mylan or by contacting Mylan at (724) 514-1813 or investor.relations@mylan.com or from Pfizer on Pfizer’s internet website at https:// investors.Pfizer.com/financials/sec-filings/default.aspx or by contacting Pfizer’s Investor Relations Department at (212) 733-2323, as applicable.